UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

ZYMEWORKS INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

ZYMEWORKS INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

OF ZYMEWORKS INC.

AND

PROXY STATEMENT

FOR ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON DECEMBER 10, 2024

OCTOBER 29, 2024

ZYMEWORKS INC.

Notice of Annual Meeting of Stockholders

The 2024 annual meeting of stockholders (the “Meeting”) of Zymeworks Inc., a Delaware corporation (the “Company”), will be held on December 10, 2024, beginning at 9:00 a.m. Eastern Time, at Prospect Park Studio, 810 Seventh Avenue, New York, NY 10019.

The Meeting will be held for the following purposes as more fully described in the accompanying proxy statement:

•

To elect as Class III directors the four nominees named in the proxy statement to hold office until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	To approve, on an advisory basis, the compensation of our named executive officers;

•	To ratify the appointment of KPMG LLP, chartered professional accountants (“KPMG”), as auditors for the Company for the year ending December 31, 2024; and

•	To transact such other business that may properly come before the Meeting.

The business to be considered at the Meeting may be considered at the Meeting or at any adjournment or postponement of the Meeting.

You are entitled to vote at the Meeting or at any adjournment or postponement thereof only if you were a stockholder of the Company or a holder of exchangeable shares (the “exchangeable shares”) of Zymeworks ExchangeCo Ltd., a company existing under the laws of the Province of British Columbia and an indirect subsidiary of the Company, at the close of business on October 15, 2024 (the “Record Date”), or if you hold a valid proxy to vote at the Meeting. For ten days prior to the Meeting, a complete list of stockholders of record entitled to vote at the Meeting will be available for examination by any stockholder for any purpose relevant to the Meeting. If you would like to view the list, please contact our Corporate Secretary to schedule an appointment by calling 302-274-8744 or writing to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

You are entitled to attend the Meeting or any adjournment or postponement thereof only if you were a stockholder of the Company or a holder of exchangeable shares at the Record Date or hold a valid proxy to vote at the Meeting.

Whether or not you plan to attend the Meeting, we encourage you to read this proxy statement and promptly vote your shares. You may submit a proxy by telephone, via the Internet or by mail. For specific instructions on how to vote your shares, please refer to the section entitled “Questions and Answers—How You Can Vote” beginning on page 4 and to the instructions on your proxy or voting instruction card. Interested stockholders or holders of exchangeable shares may also contact Kingsdale Advisors at 1-855-476-7981 (toll-free in North America) or 437-561-5034 (text or collect outside North America) or by email at contactus@kingsdaleadvisors.com.

/s/ Kenneth Galbraith
Kenneth Galbraith Chair of the Board of Directors, Chief Executive Officer and President
Vancouver, British Columbia October 29, 2024

Availability of Proxy Statement Materials for the Annual Meeting of Stockholders to be Held on December 10, 2024: The Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access our proxy statement, notice of annual meeting, form of proxy and our annual report, is first being sent or given on or about October 29, 2024 to all stockholders and holders of exchangeable shares entitled to vote at the Meeting. The Notice provides instructions on how to vote online or by telephone and includes instructions on how to receive a paper copy of proxy materials by mail. The proxy materials and our annual report can be accessed as of October 29, 2024 by visiting https://www.zymeworks.com/agm-materials.

Unless the context otherwise requires or unless otherwise expressly stated, all references in this notice and the accompanying proxy statement to “Zymeworks,” the “Company,” “we,” “us” and “our” (i) for periods on or prior to October 12, 2022, refer to Zymeworks BC Inc. and its subsidiaries and (ii) for periods on and after October 13, 2022, refer to Zymeworks Inc. and its subsidiaries. Similarly, unless the context otherwise requires or unless otherwise expressly stated, all references in this notice and the accompanying proxy statement to common stock or common shares (i) for periods on or prior to October 12, 2022, refer to common shares of Zymeworks BC Inc. and (ii) for periods on and after October 13, 2022, refer to common stock of Zymeworks Inc.

i

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QUESTIONS AND ANSWERS

Proxy Materials

Why am I receiving these materials?

Our board of directors (“Board of Directors”) is furnishing these materials in connection with our Meeting to be held on December 10, 2024. You are invited to attend the Meeting and are entitled and requested to vote on the business items described in this proxy statement (“proxy statement”).

This proxy statement is furnished in connection with the solicitation of proxies by or on behalf of management and the Board of Directors. This proxy statement is designed to assist you in voting your securities and includes information that we are required to provide under the rules of the U.S. Securities and Exchange Commission (the “SEC”).

The Notice of Internet Availability of Proxy Materials (the “Notice of Internet Availability”) containing instructions on how to access this proxy statement, the accompanying notice of annual meeting and form of proxy, and our annual report, is first being sent or given on or about October 29, 2024 to all stockholders and holders of exchangeable shares of record as of October 15, 2024. The proxy materials and our annual report can be accessed as of October 29, 2024 by visiting https://www.zymeworks.com/agm-materials. If you receive a Notice of Internet Availability, then you will not receive a printed copy of the proxy materials or our annual report in the mail unless you specifically request these materials. Instructions for requesting a printed copy of the proxy materials and our annual report are set forth in the Notice of Internet Availability.

The Meeting will be held at 9:00 am Eastern Time at Prospect Park Studio, 810 Seventh Avenue, New York, NY 10019.

Why did I receive a Notice of Internet Availability instead of a full set of proxy materials?

In accordance with the rules of the SEC, we have elected to furnish our proxy materials, including this proxy statement and our annual report, primarily via the Internet. As a result, we are mailing to our stockholders and holders of exchangeable shares a Notice of Internet Availability instead of a paper copy of the proxy materials. The Notice of Internet Availability contains instructions on how to access our proxy materials on the Internet, how to vote on the proposals, how to request printed copies of the proxy materials and our annual report, and how to request to receive all future proxy materials in printed form by mail or electronically by e-mail. We encourage stockholders and holders of exchangeable shares to take advantage of the availability of the proxy materials on the Internet to help reduce our costs and the environmental impact of our annual meetings.

What does it mean if I receive more than one Notice of Internet Availability?

If you receive more than one Notice of Internet Availability, then your shares may be registered in more than one name and/or are registered in different accounts. Please follow the voting instructions on each Notice of Internet Availability to ensure that all of your shares are voted.

I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?

We have adopted a procedure approved by the SEC called “householding,” under which we can deliver a single copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to multiple stockholders who share the same address unless we receive contrary instructions from one or more stockholders. This procedure reduces our printing and mailing costs. Stockholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon a written or oral request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if applicable, the proxy statement and annual report, to any stockholder at a shared address to which we delivered a single copy of these documents. To receive a separate copy, or, if you are receiving multiple copies, to request that we only send a single copy of next year’s Notice of Internet Availability or proxy statement and annual report, as applicable, you may contact us as follows:

Zymeworks Inc.

Attn: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

legal@zymeworks.com

If you are a beneficial owner of shares and you wish to receive a separate set of proxy materials in the future, or if you have received multiple sets of proxy materials and would like to receive only one set in the future, please contact your bank or broker directly.

Who pays the cost of soliciting proxies for the Meeting?

We will bear the cost of solicitation. This solicitation of proxies is being made to stockholders and holders of exchangeable shares by mail, but may be supplemented by telephone or other personal contact. We have engaged Kingsdale Advisors (“Kingsdale”) as proxy solicitation agent and will pay fees of approximately $72,600 Canadian dollars to Kingsdale for the proxy solicitation service in addition to certain out-of-pocket expenses. That firm expects that approximately 30 of its employees will assist in the solicitation. We have retained Kingsdale to provide a broad array of strategic advisory, governance, strategic communications, digital and investor campaign services on a global retainer basis in addition to certain fees accrued during the life of the engagement upon the discretion and direction of Zymeworks.

We will reimburse brokerage houses and other custodians, nominees and fiduciaries for forwarding proxy materials to beneficial stockholders and beneficial holders of exchangeable shares.

What items of business will be voted on at the Meeting?

The business items to be voted on at the Meeting are:

•

Proposal 1: the election as Class III directors of the four nominees named in this proxy statement to hold office until the 2027 annual meeting of stockholders or until their successors are duly elected and qualified, subject to earlier resignation or removal;

•	Proposal 2: an advisory vote on the compensation of our named executive officers;

•	Proposal 3: ratification of the appointment of KPMG LLP, chartered professional accountants, as our auditors for the year ending December 31, 2024; and

•	any other business that may properly come before the Meeting.

What are my voting choices?

You may vote:

•	Proposal 1: “FOR ALL,” “WITHHOLD ALL,” and “FOR ALL EXCEPT” for the election of any or all nominees for election as directors;

•	Proposal 2: “FOR”, “AGAINST” or “ABSTAIN” for the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•	Proposal 3: “FOR”, “AGAINST” or “ABSTAIN” for the ratification of the appointment of KPMG as auditors for the year ending December 31, 2024.

How does the Board of Directors recommend that I vote?

Our Board of Directors recommends that you vote your shares:

•	Proposal 1: “FOR ALL” of the four nominees named in this proxy statement for election to the Board of Directors;

•	Proposal 2: “FOR” the approval, on a non-binding, advisory basis, of the compensation of our named executive officers; and

•	Proposal 3: “FOR” the ratification of the appointment of KPMG as auditors for the year ending December 31, 2024.

What vote is required to approve each item?

To conduct business at the Meeting, a quorum consisting of at least 33 1/3% of the voting power of our capital stock issued and outstanding and entitled to vote must be present in person or represented by proxy. Exchangeable shares will only count towards the quorum if they have been voted or if the holder of the exchangeable shares is represented by a proxy holder at the Meeting.

As described below, broker non-votes and abstentions will be counted for determining the presence or absence of a quorum for the transaction of business at the Meeting, but will not be considered votes cast for or against a proposal.

	Proposal	Required Vote
1.	Election of Directors	Plurality of votes—nominees receiving the largest number of votes cast “FOR” at the Meeting will be elected as directors. As a result, any shares not voted “FOR” a particular nominee (whether as a result of a stockholder abstention or a broker non-vote) will not be counted in such nominee’s favor and will have no effect on the outcome of the election.*

2.	Advisory Vote on Compensation of Named Executive Officers

Majority of the votes cast on the proposal—the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal.

3.	Ratification of Appointment of Auditors	Majority of the votes cast on the proposal—the affirmative vote of a majority of the voting power of the shares cast for or against the proposal shall be the act of the stockholders, it being understood that broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal.

*	See “Proposal 1—Election of Directors” for a description of our majority voting policy.

What happens if additional items are presented at the Meeting?

We are not aware of any item that may be voted on at the Meeting that is not described in this proxy statement. However, if any other matters are properly brought before the Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

Where can I find the voting results?

We expect to announce preliminary voting results at the Meeting and to publish final results in a Current Report on Form 8-K that will be available on the SEC’s website at www.sec.gov and on the System for Electronic Document Analysis and Retrieval (“SEDAR+”) at www.sedarplus.com promptly following the Meeting. The Current Report on Form 8-K will also be available on our website at www.zymeworks.com.

How You Can Vote

What shares can I vote?

Stockholders

If you are a stockholder, you are entitled to one vote for each share of common stock that you owned at the close of business on October 15, 2024 (the “Record Date”). You may vote all shares owned by you on the Record Date, including (1) shares held directly in your name as the registered stockholder and (2) shares held for you as the beneficial owner through a bank, broker or other nominee. On the Record Date, there were 82 registered stockholders holding 69,163,092 shares of common stock.

Holders of exchangeable shares

If you are a holder of exchangeable shares, you are entitled to exercise one vote for each exchangeable share that you owned at the close of business on the Record Date. You may vote all exchangeable shares owned by you on the Record Date, including (1) exchangeable shares held directly in your name as a registered holder of exchangeable shares and (2) exchangeable shares held for you as the beneficial owner through a bank, broker or other nominee. Excluding exchangeable shares held by Zymeworks CallCo ULC that were the subject of previous retractions in exchange for common shares, and for which there are no voting rights under the Zymeworks Special Voting Stock, on the Record Date, there were three registered holders of exchangeable shares holding 570,637 exchangeable shares eligible to exercise voting rights at the Meeting.

What are exchangeable shares?

On October 13, 2022, we concluded a series of transactions, including a redomicile (the “redomicile transactions”). In connection with the redomicile transactions, shareholders of our predecessor Zymeworks BC Inc. (formerly Zymeworks Inc.) exchanged their common shares for either shares of our common stock or exchangeable shares issued by our subsidiary Zymeworks ExchangeCo Ltd.

The exchangeable shares were only issued to shareholders of our predecessor who made a valid election to receive these shares in lieu of shares of common stock. Exchangeable shares may be exchanged by the holder into shares of our common stock and are economically equivalent to shares of our common stock.

Holders of exchangeable shares (excluding any of our subsidiaries who may hold any exchangeable shares) are entitled to exercise one vote for each exchangeable share that they owned at the close of business on the Record Date for the Meeting (the “voting rights”). Voting rights are exercised by Computershare Trust Company of Canada (the “share trustee”) via a share of our special voting preferred stock pursuant to the terms of a Voting and Exchange Trust Agreement dated October 13, 2022 among us, Zymeworks CallCo ULC, Zymeworks ExchangeCo Ltd. and the share trustee.

What is the difference between holding securities as a registered holder and as a beneficial owner?

Most of our stockholders and holders of exchangeable shares hold their shares through a bank, broker or other nominee rather than having the shares registered directly in their own name. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., in the case of shares of common stock, or Computershare Investor Services Inc., in the case of exchangeable shares (each separately and together, “Computershare”), you are the registered holder of such shares. If your shares are held through a bank, broker or other nominee, it is likely that such shares are registered in the name of the nominee and you are the beneficial owner of the shares held in street name.

Summarized below are some distinctions between shares held as a registered holder and those owned beneficially.

Registered Stockholder

As a registered stockholder, you have the right to grant a proxy to vote your shares to our representatives or to another person, or to vote your shares at the Meeting. You have received a proxy card to use in voting your shares either by internet, telephone or mail.

Beneficial Stockholder

As the beneficial owner of shares of common stock held for your account, you have the right to direct the registered holder to vote your shares as you instruct, and you also are invited to attend the Meeting. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted. However, since a beneficial owner is not the registered stockholder, you may not vote your shares at the Meeting, or any adjournment or postponement thereof, unless you obtain a legal proxy from the registered holder of the shares giving you the right to do so. See “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?” below.

Registered Holder of Exchangeable Shares

As a registered holder of exchangeable shares, you have the right to direct the share trustee to exercise your voting rights as you instruct. If you wish to attend the Meeting and exercise the voting rights of your exchangeable shares directly, you must (1) request a proxy from the share trustee, and (2) not have previously given the share trustee instructions on how to exercise the voting rights of your exchangeable shares or have submitted a written revocation of any such previous instructions.

Beneficial Holder of Exchangeable Shares

As the beneficial owner of exchangeable shares, you have the right to direct the registered holder of exchangeable shares to instruct the share trustee to exercise the voting rights. Your bank, broker, plan trustee or other nominee has provided a voting instruction card for you to use in directing how your shares are to be voted.

For information on how to vote at the Meeting, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?” below.

How can I vote at the Meeting?

Registered Stockholders

Registered stockholders may vote at the Meeting by completing a ballot during the Meeting, or by delivering a completed proxy card to the inspector of election prior to the start of the Meeting.

Beneficial Stockholders

You may vote shares of common stock for which you are the beneficial owner only by obtaining a legal proxy giving you the right to vote the shares from the bank, broker or other nominee that is the registered holder of your shares. For additional information, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?”

Registered Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, you may exercise the voting rights of your exchangeable shares by obtaining a legal proxy giving you the right to exercise the voting rights at the Meeting from the share trustee. For additional information, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?”

Beneficial Holders of Exchangeable Shares

If you are a beneficial holder of exchangeable shares, you may exercise the voting rights of your exchangeable shares by following the instructions provided by the bank, broker or other nominee that is the registered holder of your exchangeable shares. For additional information, see “Attending the Meeting—If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?”

How can I vote without attending the Meeting?

Whether you hold your securities as a registered holder or as a beneficial owner, you may direct how your shares are to be voted without attending the Meeting or any adjournment or postponement thereof. For directions on how to vote, please refer to the following instructions and those included on your Notice of Internet Availability or on your proxy or voting instruction card. A proxy or voting instruction card will not be valid unless completed and deposited in accordance with the instructions set out in the card.

Stockholders

If you are a registered stockholder, you may vote in the following ways:

•

by Internet at www.investorvote.com/ZYME, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on December 9, 2024 (have your Notice of Internet Availability or proxy card in hand when you visit the website);

•

if you are in the United States, U.S. territories or Canada, by toll-free telephone at 1-800-652-VOTE (8683), 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on December 9, 2024 (have your Notice of Internet Availability or proxy card in hand when you call) or, if you are outside these areas, by calling toll 1-781-575-2300, 24 hours a day, 7 days a week, until 11:59 p.m. Eastern Time on December 9, 2024 (have your Notice of Internet Availability or proxy card in hand when you call); or

•	by completing, signing and mailing your proxy card, which must be received by 11:59 p.m. Eastern Time on December 9, 2024.

Most stockholders who are beneficial owners of their shares and have received a voting instruction card may vote by phone by calling the number specified on the voting instruction card provided by their bank, broker or nominee. These stockholders should check the card for telephone voting availability. Beneficial stockholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently voting their shares directly by telephone. We may also utilize the Broadridge QuickVoteTM service to assist such stockholders with voting their shares.

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, you may exercise voting rights by completing, signing and mailing your voting instruction card, which must be received by 9:00 a.m. Eastern Time on December 6, 2024.

If you are a beneficial holder of exchangeable shares, you may exercise the voting rights by submitting voting instructions to the bank, broker or other nominee that is the registered holder of your shares via the voting instruction card you receive. Beneficial exchangeable shareholders who do not object to their name being made known to us may be contacted by our proxy solicitors to assist in conveniently exercising their voting rights directly by telephone. We may also utilize the Broadridge QuickVoteTM service to assist such holders with exercising their voting rights.

How will my shares be voted?

Your shares will be voted as you specifically instruct on your proxy or voting instruction card.

Stockholders

If you are a registered stockholder and you submit a proxy, your shares will be voted as you instruct. If you submit a proxy but do not provide voting instructions, your shares will be voted:

•	“FOR ALL” of the Class III director nominees named in this proxy statement;

•	“FOR” the approval, on an advisory basis, of the compensation of our named executive officers; and

•	“FOR” the ratification of the appointment of KPMG, chartered professional accountants, as our auditors for the year ending December 31, 2024.

In addition, if any other matters are properly brought before the Meeting, the persons named as proxies will be authorized to vote or otherwise act on those matters in accordance with their judgment.

If you are a beneficial stockholder, your shares will be voted as you instruct on the voting instruction card provided by your broker. If you do not return the voting instruction card on a timely basis, your broker will have the authority to vote your brokerage shares only on the proposal to ratify the appointment of our independent registered public accounting firm. Your broker will be prohibited from voting your shares without your instructions on the election of directors and on any other proposal. These “broker non-votes” will be counted only for the purpose of determining whether a quorum is present at the Meeting and not as votes cast.

Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares, your voting rights will be exercised as you instruct in your voting instruction card. If you do not return your instruction card, or if you sign and return your voting instruction card but do not provide voting instructions, your voting rights will not be exercised, and your shares will not count towards quorum at the meeting.

If you are a beneficial holder of exchangeable shares, your exchangeable shares will be voted as you instruct on the voting instruction card provided by your broker. If you do not return your voting instruction card on a timely basis, the voting rights in respect of your exchangeable shares will not be exercised. The share trustee will be prohibited from exercising the voting rights in respect of your exchangeable shares without your instructions on the election of directors and on any other proposal. Your votes will not be counted and will not count towards a quorum at the meeting.

When is the deadline to vote?

If you are a registered stockholder, your proxy card must be received by 11:59 p.m. Eastern Time on December 9, 2024. If you are a registered holder of exchangeable shares, your voting instructions must be received by 9:00 a.m. Eastern Time on December 6, 2024. The time limit for deposit of proxies and voting instructions may be waived or extended by the chair of the Meeting at his or her discretion, without notice.

If you hold shares of common stock or exchangeable shares as a beneficial owner, please follow the voting instructions provided by your bank, broker or other nominee.

May I change or revoke my vote?

If you are a registered stockholder, you may change your vote by: (i) providing a written notice of revocation to our Corporate Secretary at the address set out under the heading “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?” provided that such notice is received prior to 3:00 p.m. Eastern Time on December 9, 2024; (ii) by attending the Meeting and voting; or (iii) by granting a subsequent proxy. To be effective, the subsequent proxy must be deposited before the time specified above under the heading “How You Can Vote—When is the deadline to vote?” for the deposit of proxies.

If you have followed the process for attending and voting at the Meeting, voting at the Meeting will revoke your previous proxy.

If you are a registered holder of exchangeable shares, you may change your vote by submitting a written revocation of your previous instruction to the share trustee. The written revocation must be received by 9:00 a.m. Eastern Time on December 6, 2024.

For shares of common stock or exchangeable shares you hold as a beneficial owner, you may change your vote by following the instructions provided by your bank, broker or other nominee.

Attending the Meeting

Who can attend the Meeting?

You may attend the Meeting and any adjournment or postponement thereof only if you were a stockholder of ours at the close of business on the Record Date for the Meeting, or you hold a valid proxy to vote at the Meeting. You should be prepared to present photo identification to be admitted to the Meeting.

If you are not a registered stockholder, but are the beneficial owner of shares held in street name through a bank, broker or other nominee, or if you are a holder of exchangeable shares, in order to be admitted to the Meeting you must also provide proof of beneficial ownership on the Record Date, such as your account statement, a copy of the voting instruction card provided by your nominee, or other similar evidence of share ownership.

The Meeting will be held at Prospect Park Studio, 810 Seventh Avenue, New York, NY 10019 and will begin promptly at 9:00 a.m. Eastern Time. Please allow ample time for check-in procedures.

If I am a holder of exchangeable shares or a beneficial stockholder, how can I attend, participate or vote at the Meeting?

The following applies to holders of exchangeable shares and beneficial stockholders who wish to appoint themselves as proxyholder to attend, participate or vote at the Meeting.

Beneficial Stockholders or Beneficial Holders of Exchangeable Shares

If you are a beneficial stockholder or beneficial holder of exchangeable shares and wish to vote at the Meeting, you must request a legal proxy by following the applicable instructions provided by the bank, broker or other nominee that is the registered holder of your shares AND register yourself as your proxyholder. By doing so, you are instructing the bank, broker or other nominee that is the registered holder of your shares to appoint you as proxyholder. It is important that you comply with any signature and return instructions provided by the bank, broker or other nominee that is the registered holder of your shares.

Registered Holders of Exchangeable Shares

If you are a registered holder of exchangeable shares and wish to attend the Meeting and exercise the voting rights of exchangeable shares directly, you must (1) request a proxy from the share trustee and (2) not have previously given the share trustee instructions on how to exercise the voting rights of the exchangeable shares or have submitted a written revocation of any such previous instructions.

Obtaining Additional Information

How may I obtain financial and other information about Zymeworks Inc.?

Our consolidated financial statements are included in our 2023 Annual Report on Form 10-K. We filed our Annual Report on Form 10-K with the SEC, 100 F Street, N.E., Washington, D.C. 20549, and, in Canada, on SEDAR+. We also will furnish a copy of our 2023 Form 10-K (excluding exhibits, except those that are specifically requested) without charge to any stockholder who so requests by writing to our Corporate Secretary at the address above under the heading in “Proxy Materials—I share an address with another stockholder, and we received only one paper copy of the Notice of Internet Availability or proxy statement and annual report, as applicable. How may I obtain an additional copy of the Notice of Internet Availability or proxy statement and annual report, as applicable?”.

By writing to us, stockholders also may obtain, without charge, a copy of our certificate of incorporation, bylaws, corporate governance guidelines, code of conduct and Board of Directors standing committee charters.

If you have any questions or need assistance voting, please contact Kingsdale at 1-855-476-7981 (toll-free in North America) or 1-473-561-5034 (text or collect outside North America) or email contactus@kingsdaleadvisors.com.

What if I have questions for the transfer agent?

If you are a registered stockholder and have questions concerning stock certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Trust Company, N.A.

150 Royall Street

Canton, MA 02021

or P.O. Box 43006

Providence, RI 02940-3006

United States or Canada: (800) 736-3001

Non-United States or Canada: (781) 575-3100

If you are a registered holder of exchangeable shares and have questions concerning share certificates, ownership transfer or other matters relating to your account, please contact our transfer agent at the following address:

Computershare Investor Services Inc.

100 University Ave, 8th Floor,

Toronto, ON, M5J 2Y1

SHARE OWNERSHIP

The table below indicates information as of October 15, 2024, regarding the beneficial ownership of our common stock for:

•	each person who is known by us to beneficially own more than 5% of our common stock;

•	each named executive officer;

•	each of our directors; and

•	all current executive officers and directors as a group.

In accordance with SEC rules, for the purposes of calculating percent ownership, as of October 15, 2024, (i) 69,163,092 shares of common stock were issued and outstanding, and, (ii) for any individual who beneficially owned shares represented by exchangeable shares, warrants, options, or restricted stock units that were exercisable or scheduled to vest within sixty days of October 15, 2024, those shares were treated as if outstanding for that person, but not for any other person. Unless otherwise indicated in the footnotes to the table, and subject to community property laws where applicable, the following persons have sole voting and investment control with respect to the shares beneficially owned by them. To our knowledge, except as noted in the table below, no person or entity was the beneficial owner of more than 5% of the voting power of our common stock as of October 15, 2024.

Except as otherwise indicated, the address of each of the persons in this table is 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Name and Address of Beneficial Owner	Common Stock Beneficially Owned		Percentage of Shares Beneficially Owned		Total Voting Percentage †
5% and Greater Stockholders:
EcoR1 Capital, LLC	13,918,347	(1)	19.99	%(2)	19.27%
BVF Partners L.P.	5,870,000	(3)	8.49%		8.42%
Redmile Group, LLC	5,790,230	(4)	8.37%		8.30%
Morgan Stanley	4,842,464	(5)	7.00%		6.94%
BlackRock, Inc.	3,923,328	(6)	5.67%		5.63%
Directors and Named Executive Officers:
Kenneth Galbraith	491,366	(7)	*		*
Christopher Astle	—		—		—
Paul Moore	165,335	(8)	*		*
Neil Klompas	737,641	(9)	1.06%		*
Carlos Campoy	60,611	(10)	*		*
Alessandra Cesano	20,555	(11)	*		*
Troy M. Cox	117,500	(12)	*		*
Nancy Davidson	24,666	(13)	*		*
Neil Gallagher	16,444	(14)	*		*
Susan Mahony	110,000	(15)	*		*
Derek J. Miller	64,777	(16)	*		*
Kelvin Neu	71,000	(17)	*		*
Scott Platshon	—		—		—
Hollings C. Renton	121,425	(18)	*		*
All Current Executive Officers and Directors:
All current executive officers and directors as a group (14 persons)(19)	1,353,762		1.92%		*

*	Less than one percent
†

Percentage of total voting power represents voting power with respect to all outstanding shares of our common stock and the voting rights of the exchangeable shares exercised via the share of our special voting preferred stock, as a single class. Each holder of our common stock is entitled to one vote per outstanding share, and each holder of an exchangeable share is entitled to voting rights equivalent to one vote per exchangeable share on all matters submitted to our stockholders for a vote. The common stock and the special voting preferred stock (exercising the voting rights of the exchangeable shares) vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by our certificate of incorporation or bylaws.

(1)

Consists of (i) 12,658,224 shares of common stock held by EcoR1 Capital Fund Qualified, L.P. (“Qualified Fund”) and (ii) 455,532 shares of common stock issuable upon the exercise of pre-funded warrants held by Qualified Fund, (iii) 779,249 shares of common stock held by EcoR1 Capital Fund, L.P. (“Capital Fund”), and (iv) 25,342 shares of common stock issuable upon the exercise of pre-funded warrants held by Capital Fund. Qualified Fund, Capital Fund and other private investment funds managed by EcoR1 Capital, LLC (collectively, “EcoR1”) are prohibited from exercising such pre-funded warrants, if as a result of such exercise, EcoR1 would beneficially own more than 19.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise. EcoR1 is managed by EcoR1 Capital, LLC (“EcoR1 LLC”). Oleg Nodelman, the manager of EcoR1 LLC, has shared voting control and investment discretion over the securities reported herein that are held by EcoR1. As a result, Mr. Nodelman may be deemed to have beneficial ownership of the securities that are held by EcoR1. The address of these entities and this individual is 357 Tehama Street #3, San Francisco, California 94103. Scott Platshon, a Partner of EcoR1, is a member of the Board of Directors of the Company.

(2)

In December 2023, the Company entered into a securities purchase agreement with funds affiliated with EcoR1 for the sale of an aggregate of 5,086,521 pre-funded warrants to purchase 5,086,521 shares of common stock, $0.00001 par value per share, in a private placement. Each pre-funded warrant will be exercisable at an exercise price equal to $0.0001 per share, subject to adjustments as provided under the terms of the pre-funded warrant and will be exercisable at any time on or after the closing date, subject to a post-exercise beneficial ownership limitation of 19.99% (“Maximum Percentage”). For purposes of calculating the Percentage of Shares Beneficially Owned, the calculations only include 480,874 shares of common stock issuable upon the exercise of 480,874 pre-funded warrants pursuant to the Maximum Percentage, and do not include the remaining 4,605,647 pre-funded warrants to purchase 4,605,647 shares of our common stock.

(3)

Based on a Schedule 13G filed January 3, 2023, consists of 3,146,377 shares of common stock held by Biotechnology Value Fund, L.P. (“BVF”), 2,370,712 shares of common stock held by Biotechnology Value Fund II, L.P. (“BVF2”), 267,526 shares of common stock held by Biotechnology Value Trading Fund OS LP (“Trading Fund OS”), and 85,385 shares of common stock held in a certain BVF Partners L.P. managed account, each as of December 22, 2022. BVF Partners L.P., as the investment manager of BVF, BVF2 and Trading Fund OS, and the sole member of BVF Partners OS Ltd., the general partner of Trading Fund OS, may be deemed to beneficially own the 5,870,000 shares of common stock as of December 22, 2022. The address for this entity is 44 Montgomery Street, 40th Floor, San Francisco, CA 94104.

(4)

Based on a Schedule 13G/A filed February 14, 2024, consists of 5,790,230 shares of common stock held as of December 31, 2023 by certain private investment vehicles and/or sub-advised accounts managed by Redmile Group, LLC (“Redmile”) and may be deemed beneficially owned by Redmile as investment manager of such private investment vehicles and/or sub-advised accounts, and by Jeremy C. Green as the principal of Redmile. The address for this entity and individual is One Letterman Drive Building D, Suite D3-300, San Francisco, CA 94129 and c/o Redmile Group LLC, 45 W. 27th Street, Floor 11, New York, NY 10001, respectively.

(5)

Based on a Schedule 13G/A filed February 9, 2024, consists of 4,842,464 shares of common stock held by Morgan Stanley as of December 31, 2023. The address for this entity is 1585 Broadway, New York, NY, 10036.

(6)

Based on a Schedule 13G filed January 29, 2024, consists of 3,923,328 shares of common stock held by BlackRock, Inc., as of December 31, 2023. The address for this entity is 50 Hudson Yards, New York, NY 10001.

(7)	Consists of 23,762 shares of common stock and 467,604 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(8)	Consists of 7,367 shares of common stock and 157,968 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(9)

Consists of 17,032 shares held personally and 700 shares held by S. Jennifer Heine, and 719,909 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.

(10)	Consists of 60,611 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(11)	Consists of 20,555 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(12)	Consists of 7,500 shares of common stock and 110,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(13)	Consists of 24,666 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(14)	Consists of 16,444 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(15)	Consists of 110,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(16)	Consists of 64,777 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(17)

Consists of 71,000 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

(18)	Consists of 121,425 shares of common stock issuable upon the exercise of options exercisable within 60 days after October 15, 2024.
(19)

Although each of Mr. Klompas and Dr. Astle was one of our named executive officers in 2023, they are no longer with the Company and thus their ownership is not included in the total of shares beneficially owned by the current executive officers and directors as a group. Ms. Leone Patterson and Dr. Jeffrey Smith are not named executive officers, but they are current executive officers. Therefore, each of Ms. Patterson’s and Dr. Smith’s ownership is reflected in the total shares beneficially owned by the current executive officers and directors as a group.

GOVERNANCE

Our business and affairs are managed, and all corporate powers are exercised, under the direction of our Board of Directors. Our Board of Directors establishes fundamental corporate policies and oversees our performance and our Chief Executive Officer and the other officers to whom our Board of Directors has delegated authority manage our day-to-day business operations.

Our Board of Directors has adopted corporate governance guidelines that set forth expectations for directors, director independence standards, board committee structure and functions, and other policies for our governance. It also has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”) that applies to members of our Board of Directors, our executive officers and all of our employees. Several standing committees (audit, compensation, nominating and corporate governance, and research and development) assist our Board of Directors in carrying out its responsibilities. Each standing committee operates under a written charter adopted by our Board of Directors.

The full text of our corporate governance guidelines, audit, compensation, nominating and corporate governance, and research and development committee charters and Code of Conduct are posted on our website at www.zymeworks.com. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K regarding amendments to, or waiver from, a provision of the Code of Conduct by posting such information on the website address and location specified above. Paper copies of these documents, as well as our governing documents (including our certificate of incorporation and bylaws), may be obtained upon request by writing to: Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Pursuant to our bylaws, the holders of 33 1/3% of the voting power of our capital stock issued and outstanding and entitled to vote, present in person or represented by proxy, shall constitute a quorum for the transaction of business at all meetings of the stockholders.

Anti-Hedging Policy and Clawback Policy

Under the terms of our Insider Trading Policy, all directors, officers, employees, as well as any other personnel that we determine should be subject to our Insider Trading Policy (such as certain contractors and consultants), any person or entity an insider controls, exercises substantial influence over, serves as a trustee or in a similar fiduciary capacity of or is otherwise involved with, in connection with securities trading or investment decisions and an insider’s spouse, partner, parents, children, dependents and other family members or roommates, are prohibited from purchasing financial instruments (including, for greater certainty, prepaid variable forward contracts, equity swaps, collars, or units of exchange funds) designed to hedge or offset a decrease in the market value of our securities. Any person covered by our Insider Trading Policy is prohibited from pledging Zymeworks securities as collateral for any loan, in margin accounts or as part of pledging transactions, regardless of whether such person is in possession of non-public material information.

In November 2023, we adopted a clawback policy in accordance with the SEC and Nasdaq requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act. This policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and Nasdaq requirements.

In addition, as a public company subject to Section 304 of the Sarbanes-Oxley Act of 2002, if we are required to prepare an accounting restatement due to our material noncompliance, as a result of misconduct, with any financial reporting requirement under the securities laws, our Chief Executive Officer and Chief Financial Officer may be legally required to reimburse us for any bonus or incentive-based or equity-based compensation they received from us during the 12-month period following the first public issuance or filing with the SEC of the financial document incorporating such financial reporting requirement, as well as profits realized from the sale of securities during that 12-month period.

Board of Directors

Our Board of Directors is responsible for the stewardship of our company and providing oversight as to the management of our business and affairs, including providing guidance and strategic oversight to management.

Board Leadership

Our Board of Directors has a Chair, currently Mr. Kenneth Galbraith, who has authority, among other things, to call and preside over the meetings of the Board of Directors. The Chair, in consultation with the chair of any applicable committee and other directors, as appropriate, shall establish the agenda for meetings of the Board of Directors. If the Chair is not an independent director, then a lead independent director should act as the effective independent leader of the Board of Directors and ensure the Board of Directors’ agenda will enable it to successfully carry out its duties.

Our corporate governance framework provides our Board of Directors flexibility to determine the appropriate leadership structure for our company, and whether the roles of Chair and Chief Executive Officer should be separated or combined. In making this determination, our Board of Directors considers many factors, including the needs of the business, our Board of Directors’ assessment of its leadership needs from time to time and the best interests of our stockholders. If the role of Chair is filled by a director who does not qualify as an independent director, then our corporate governance guidelines provide that one of our independent directors may serve as our lead independent director.

Mr. Galbraith has extensive knowledge of all aspects of our business and industry, and is best positioned to identify strategic priorities, lead critical discussions, and execute our business plans. We believe that Mr. Galbraith’s combined role of Chair and Chief Executive Officer enables strong leadership, creates clear accountability, and enhances our ability to communicate our message and strategy clearly and consistently to our stockholders. Moreover, we believe that the combined role is both counterbalanced and enhanced with effective oversight by our independent directors and a strong independent board committee system. As a result of our Board of Directors having a majority of independent directors and its related independent committees, our Board of Directors maintains effective oversight of our business operations, including independent oversight of our financial statements, executive compensation, selection of director candidates and corporate governance programs. Accordingly, we believe that our current leadership structure is appropriate and enhances the Board of Directors’ ability to effectively carry out its roles and responsibilities on behalf of our stockholders.

Because Mr. Galbraith is the Chair of our Board of Directors and also our Chief Executive Officer and President, our Board of Directors appointed Dr. Susan Mahony to serve as our lead independent director. As lead independent director, Dr. Mahony presides over periodic meetings of our independent directors, serves as a liaison between Mr. Galbraith and our independent directors, works with the other directors to ensure the Board of Directors is provided with timely and relevant information as is necessary to effectively discharge its fiduciary duties and responsibilities, ensures that the Board of Directors and its committees have the appropriate resources to support their work, in particular, accurate, timely and relevant information and performs such additional duties as our Board of Directors may otherwise determine or delegate.

We have a separate chair for each committee of the Board of Directors. The chairs of each committee are expected to report regularly to the Board of Directors on the activities of their committee in fulfilling their responsibilities as detailed in their respective charters.

Risk Oversight

Our Board of Directors is responsible for the general oversight of risks that affect us. Our Board of Directors receives regular reports on our operations from our Chief Executive Officer, as well as other members of management. Our Board of Directors reviews these reports and makes inquiries in their business judgment.

Our Board of Directors also fulfills its oversight role through the operations of its various committees, including our audit committee. Our Board of Directors receives periodic reports on each committee’s activities. Our audit committee has, among its delegated responsibilities, the duty to assist the Board of Directors in its oversight of our risk management processes across the organization (including general enterprise risk, financial risk, cybersecurity, and data privacy matters). Our audit committee also has responsibility for risk oversight in connection with its review of our financial reports filed with the SEC. Our audit committee receives reports from our Chief Financial Officer and our independent auditors in connection with the review of our quarterly and annual financial statements regarding significant financial transactions, accounting and reporting matters, critical accounting estimates and management’s exercise of judgment in accounting matters. When reporting on such matters, our independent auditors also provide their assessment of management’s report and conclusions.

Environmental, Social and Governance Oversight

While the full Board of Directors has ultimate responsibility for oversight of environmental, social and governance (“ESG”) matters, the nominating and corporate governance committee is responsible for directly reviewing and reporting findings and recommendations to the Board of Directors regarding our ESG strategy, initiatives, and policies, including in light of any feedback from our management or other stakeholders. The nominating and corporate governance committee also periodically reviews our policies and disclosures related to ESG. These responsibilities of the nominating and corporate governance committee are expressly set forth in the committee’s charter. Although not enumerated in their respective charters, other committees of the Board of Directors also regularly address ESG issues relevant to their respective oversight areas.

Director Independence

Under the Nasdaq listing rules, independent directors must comprise a majority of a listed company’s board of directors. In addition, the listing standards of Nasdaq require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the Nasdaq listing rules, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.

Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Nasdaq listing rules. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act.

The Board of Directors has determined that all directors, except Mr. Galbraith, meet the independence requirements under the Nasdaq listing standards, and qualify as “independent directors” under the Nasdaq listing standards. Mr. Galbraith is not considered independent by virtue of being our Chief Executive Officer and President. The Board of Directors also determined that Mr. Campoy, Mr. Cox, and Mr. Miller, who comprise our audit committee, and Dr. Davidson, Dr. Mahony, and Mr. Renton, who comprise our compensation committee, each satisfy the independence standards for those committees established by applicable SEC rules and the Nasdaq listing standards, and Mr. Campoy, Dr. Cesano, and Mr. Miller, who comprise our nominating and corporate governance committee, are independent. In making these determinations, the Board of Directors considered the current and prior relationships that each non-employee director and director nominee has with our company and all other facts and circumstances that our Board of Directors deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director and director nominee, and the transactions involving them, including those described in the section titled “Certain Relationships and Related Transactions.”

As part of the Board of Directors’ determination that Mr. Miller satisfied the independence requirements under the Nasdaq listing standards and qualifies as an independent director, the Board of Directors considered the consulting agreement (the “Consulting Agreement”) we entered into in May 2022 with Derek J. Miller Consulting LLC, a limited liability company owned by Derek Miller. Pursuant to the Consulting Agreement, Mr. Miller provided certain consulting services to us, including but not limited to advice regarding development of corporate strategy, including corporate messaging, pipeline and technology platform strategies, business development, licensing, investor activities and related matters. In October 2023, we entered into a Termination of Consulting Agreement and Further Amended and Restated Statement of Work #1 with Derek J. Miller Consulting LLC, which provided for, among other things, the termination of the Consulting Agreement effective as of November 30, 2023. In total, we paid Mr. Miller an aggregate of approximately $36,000 for such consulting services, of which (i) approximately $22,000 was paid for services rendered prior to Mr. Miller’s appointment to the Board of Directors and (ii) approximately $14,000 was paid for services rendered after Mr. Miller joined the Board of Directors.

There are no family relationships among any of our directors, director nominees or executive officers.

The following directors are directors of other reporting issuers as of October 15, 2024, as set out below:

Director	Reporting Issuer

Troy M. Cox	SOPHiA GENETICS SA Standard BioTools Inc.

Alessandra Cesano	Summit Therapeutics Inc. Puma Biotechnology, Inc.

Susan Mahony	Assembly Biosciences, Inc. Axsome Therapeutics, Inc.
Hollings C. Renton	AnaptysBio, Inc.

Board and Committee Meetings; Executive Sessions

At regularly scheduled Board of Directors and committee meetings, directors review and discuss management reports regarding our performance, prospects, and plans, as well as significant opportunities and immediate issues facing us. At least once a year, our Board of Directors also reviews management’s long-term strategic and financial plans.

The Chair, in consultation with the chair of any applicable committee, the lead independent director and other directors, as appropriate, establishes the agenda for meetings of the Board of Directors. Committee agendas and schedules are set by or in consultation with the committee chair. Directors are encouraged to propose agenda items, and any director also may raise at any meeting subjects that are not on the agenda.

Information and other materials important to understanding the business to be conducted at Board of Directors and its committee meetings, to the extent available, are distributed in writing to the directors in advance of the meeting. Additional information may be presented at the meeting.

To encourage and enhance communication among non-employee directors, and as required under applicable Nasdaq listing rules, our corporate governance guidelines provide that the independent directors will meet in executive sessions without the non-independent directors or members of management on a periodic basis but not less than two times a year.

During our fiscal year ended December 31, 2023, our Board of Directors held nine meetings (including regularly scheduled and special meetings), and, except for Nancy Davidson, each director attended at least 75% of the aggregate of (1) the total number of meetings of the Board of Directors held during the period for which he or she has been a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served. Nancy Davidson joined the Board of Directors in December 2023 and was unable to attend the December 23, 2023 special board meeting called on short notice.

The table below provides the attendance record for our directors at meetings of the Board of Directors held in 2023:

Director	Attendance Record
Carlos Campoy(1)	5/5
Troy M. Cox	9/9
Nancy Davidson(2)	0/1
Kenneth Galbraith	9/9
Susan Mahony	8/9
Derek Miller(3)	7/7
Kelvin Neu	9/9
Hollings C. Renton	9/9
Natalie Sacks(4)	4/4
Lota Zoth(5)	8/8
Kenneth Hillan(6)	7/9
Alessandra Cesano(7)	0/0
Neil Gallagher(8)	0/0
Scott Platshon(9)	0/0

(1)	Mr. Campoy joined our Board of Directors in June 2023.
(2)	Dr. Davidson joined our Board of Directors in December 2023.
(3)	Mr. Miller joined our Board of Directors in April 2023.
(4)	Dr. Sacks resigned from our Board of Directors in June 2023.
(5)	Ms. Zoth did not stand for re-election to our Board of Directors at the 2023 annual meeting of stockholders in December 2023.
(6)	Dr. Hillan resigned from our Board of Directors in February 2024.
(7)	Dr. Cesano joined our Board of Directors in February 2024.
(8)	Dr. Gallagher joined our Board of Directors in April 2024.
(9)	Mr. Platshon joined our Board of Directors in February 2024.

We do not have a formal policy regarding attendance by members of our Board of Directors at our annual meetings of stockholders. One out of eight then-members of our Board of Directors attended our 2023 annual meeting of stockholders.

Board Committees

The following chart sets forth our Board of Directors’ standing committees and membership on these committees as of October 15, 2024:

Director	Audit	Nominating and Corporate Governance	Compensation	Research and Development
Carlos Campoy(1)	Chair	Member	—	—
Alessandra Cesano(2)	—	Member	—	Member
Troy M. Cox(3)	Member	—	—	—
Nancy Davidson(4)	—	—	Member	Member
Kenneth Galbraith	—	—	—	—
Neil Gallagher(5)	—	—	—	Member
Susan Mahony	—	—	Member	—
Derek Miller(6)	Member	Chair	—	—
Kelvin Neu	—	—	—	Chair
Scott Platshon	—	—	—	—
Hollings C. Renton	—	—	Chair	—

(1)	Mr. Campoy was appointed to the nominating and corporate governance committee and the audit committee in June 2023, and subsequently appointed as chair of the audit committee in December 2023.

(2)	Dr. Cesano was appointed to the nominating and corporate governance committee and the research and development committee in February 2024.
(3)	Mr. Cox ceased serving on the nominating and corporate governance committee in December 2023.
(4)	Dr. Davidson was appointed to the compensation committee and the research and development committee in December 2023.
(5)	Dr. Gallagher was appointed to the research and development committee in April 2024.
(6)

Mr. Miller was appointed to the audit committee and nominating and corporate governance committee in December 2023, and subsequently appointed as chair of the nominating and corporate governance committee in February 2024.

Audit Committee

Our audit committee currently consists of Mr. Campoy, Mr. Cox and Mr. Miller. Dr. Mahony and Ms. Zoth ceased serving on the audit committee in June 2023 and December 2023, respectively. Mr. Campoy serves as the chair of our audit committee. Our Board of Directors has determined that each of Mr. Campoy and Mr. Cox is an “audit committee financial expert” as that term is defined in the rules and regulations established by the SEC, and possesses financial sophistication, as defined under the rules of the Nasdaq Global Select Market. The members of our audit committee are “independent” for audit committee purposes, as that term is defined in the rules of the SEC and the applicable Nasdaq rules, and have sufficient knowledge in financial and auditing matters to serve on the audit committee.

The education and experience of each member of the audit committee that is relevant to the performance of their responsibilities as a member of the audit committee is described below under “Proposal 1—Election of Directors.”

The principal purposes of our audit committee are to:

•	assist our Board of Directors in its oversight of:

•	the quality, audit and integrity of our financial statements and related information;

•	the independence, qualifications, appointment and performance of our external auditor;

•	our disclosure controls and procedures, internal control over financial reporting, and management’s responsibility for assessing and reporting on the effectiveness of such controls;

•	the organization and performance of any applicable internal audit function, if any;

•	our compliance with applicable legal and regulatory requirements; and

•	our enterprise risk management processes, including risks and exposures associated with cybersecurity, information security and privacy matters;

•

periodically review and discuss with management, the adequacy and effectiveness of the Company’s cybersecurity, information and technology security, and data protection programs, procedures and policies;

•

review, with the Company’s counsel, on a regular basis, any reports of whistleblowing, including all reports made to the Company’s anonymous and confidential helpline pursuant to our Whistleblower Policy; and

•

prepare the report required by SEC rules to be included in our proxy statement for the annual meeting of stockholders, and for performing other duties and responsibilities as are enumerated in or consistent with the audit committee’s charter.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our audit committee, consistent with the rules of Nasdaq and the SEC, a current copy of which is available on our website at www.zymeworks.com. Our audit committee has access to all of our books, records, facilities and personnel and may request any information about us as it may deem appropriate. It also has the authority in its sole discretion and at our expense to retain and set the compensation of outside legal, accounting or other advisors as necessary to assist in the performance of its duties and responsibilities. Both our independent auditors and internal financial personnel regularly meet privately with the audit committee and have unrestricted access to this committee.

Our audit committee held five meetings during the year ended December 31, 2023. The table below provides the attendance record for audit committee members at audit committee meetings held in 2023:

Director	Attendance Record
Carlos Campoy(1)	3/3
Troy M. Cox	5/5
Derek Miller(2)	1/1
Susan Mahony(3)	2/2
Lota Zoth(4)	4/4

(1)	Mr. Campoy was appointed to the audit committee in June 2023, and was subsequently appointed as chair of the audit committee in December 2023.
(2)	Mr. Miller was appointed to the audit committee in December 2023.
(3)	Dr. Mahony served on the audit committee until June 2023.
(4)	Ms. Zoth served on the audit committee until December 2023.

Compensation Committee

Our compensation committee currently consists of Dr. Davidson, Dr. Mahony and Mr. Renton, and is chaired by Mr. Renton. Ms. Zoth ceased serving on the compensation committee in December 2023.

On October 15, 2024, Mr. Renton notified us of his decision to resign from the Board of Directors, including as chair and member of the compensation committee, effective December 10, 2024, the date of the Annual Meeting. Until then, Mr. Renton will continue to serve as a director and as a member and chair of the compensation committee. Following the effectiveness of Mr. Renton’s resignation, Dr. Neil Gallagher will become a member of the compensation committee, and Dr. Susan Mahony will serve as the chair of the compensation committee.

The functions of this committee include, but are not limited to:

•	at least annually, reviewing and, as appropriate, amending or making recommendations with respect to the objectives of our executive compensation plans;

•	at least annually, reviewing and, as appropriate, amending or adopting, or recommending to our Board of Directors the amendment or adoption of, executive compensation plans;

•

annually reviewing and approving, or recommending that the Board of Directors approve, the corporate goals and objectives applicable to the compensation of the Chief Executive Officer, evaluating at least annually the Chief Executive Officer’s performance in light of those goals and objectives, and approving, or recommending that the Board of Directors approve, the Chief Executive Officer’s compensation;

•

annually reviewing and approving, or recommending that the Board of Directors approve, the corporate goals and objectives applicable to the compensation of our executive officers, the evaluation process and compensation structure for our executive officers and, in consultation with the Chief Executive Officer, evaluating the performance of such executive officers in light of those goals and objectives, and approving, or recommending that the Board of Directors approve, the compensation of such executive officers;

•	annually assessing the competitiveness and appropriateness of our policies relating to the compensation of executive officers;

•	reviewing, administering and approving, or making recommendations to our Board of Directors regarding the adoption, amendment and/or termination of Company’s equity-based plans;

•

reviewing and approving, or recommending that the Board of Directors approve, and administering, including the adoption, amendment, or termination of, a clawback policy allowing us to recoup compensation paid to employees;

•

appointing or removing Company officers, other than the Chief Executive Officer, and reviewing, with the Chief Executive Officer, management’s assessment of existing resources and plans for officer and management succession;

•	overseeing the selection of any peer group used in determining compensation or any element of compensation;

•	reviewing the executive compensation disclosure for inclusion in our public disclosure documents and, if appropriate, recommending the approval and disclosure of such information; and

•	reviewing the form and amount of compensation for service on our Board of Directors and committees at least once a year and recommending any changes to our Board of Directors.

Additional discussion of the role and responsibilities of the compensation committee is set forth below under “Executive Compensation—Discussion of Executive Compensation Practices.”

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our compensation committee consistent with the rules of the Nasdaq and the SEC, a current copy of which is available on our website at www.zymeworks.com.

Our Board of Directors has determined that each of the current members of our compensation committee and Dr. Neil Gallagher, who will join the committee following the effectiveness of Mr. Renton’s resignation, is independent as defined by Nasdaq rules.

Our compensation committee held four meetings during the year ended December 31, 2023. The table below provides the attendance record for our compensation committee members at compensation committee meetings held in 2023:

Director	Attendance Record
Nancy Davidson(1)	0/0
Susan Mahony	4/4
Hollings C. Renton	4/4
Lota Zoth(2)	4/4

(1)	Dr. Davidson was appointed to the compensation committee in December 2023.
(2)	Ms. Zoth served on the compensation committee until December 2023.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee is currently comprised of Mr. Campoy, Dr. Cesano and Mr. Miller. Dr. Sacks and Dr. Hillan resigned from the Board of Directors and the nominating and corporate governance committee in June 2023 and February 2024, respectively, and Mr. Cox ceased serving on the nominating and corporate governance committee in December 2023. The nominating and corporate governance committee is chaired by Mr. Miller.

The nominating and corporate governance committee’s purpose is to assist our Board of Directors in:

•	identifying individuals qualified to become members of our Board of Directors;

•	selecting or recommending that our Board of Directors select director nominees for the next annual meeting of stockholders and determining the composition of our Board of Directors and its committees;

•	developing and overseeing a process to assess our Board of Directors, the Chair of the Board of Directors, the committees of the Board of Directors and the chairs of the committees;

•	developing and implementing our corporate governance guidelines; and

•	overseeing our ESG strategy, initiatives and policies.

It is the responsibility of the nominating and corporate governance committee to regularly evaluate the overall effectiveness of our Board of Directors and our Chair and all board committees and their chairs.

Our Board of Directors has not adopted director term limits or other automatic mechanisms of board renewal. Rather than adopting formal term limits, mandatory age-related retirement policies and other mechanisms of board renewal, the nominating and corporate governance committee has developed a skills and competencies matrix for our Board of Directors as a whole and for individual directors.

The nominating and corporate governance committee may retain, at our expense, outside counsel or other advisors as necessary to assist in the performance of its duties and responsibilities.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our nominating and corporate governance committee, a current copy of which is available on our website at www.zymeworks.com.

Director Nominations

Our nominating and corporate governance committee identifies, selects and recommends to the Board of Directors individuals qualified to serve both on the Board of Directors and on committees of the Board of Directors, including persons suggested by stockholders and others, in accordance with our certificate of incorporation and bylaws. In identifying new candidates for our Board of Directors, the nominating and corporate governance committee considers what competencies and skills our Board of Directors as a whole should possess, assesses the competencies and skills of each existing and potential director, and considers the personality and other qualities of each existing and potential director, as these may ultimately determine the boardroom dynamic. All directors are required to possess fundamental qualities of intelligence, honesty, integrity, ethical behavior, fairness, and responsibility and be committed to representing the long-term interests of the stockholders. They must also have a genuine interest in Zymeworks and be able to devote sufficient time to discharge their duties and responsibilities effectively.

The nominating and corporate governance committee seeks to identify qualified candidates for nomination as directors and make recommendations to the Board of Directors. When identifying candidates to nominate for election to the Board of Directors, the primary objectives of the nominating and corporate governance committee are to ensure consideration of individuals who are highly qualified, based on their talents, experience, functional expertise and personal skills, character, and qualities, having regard to our current and future plans and objectives, as well as anticipated industry and market developments. In accordance with our corporate governance guidelines, the nominating and corporate governance committee also believes that having a diverse Board of Directors can offer a breadth and depth of perspectives that enhance the Board of Directors’ performance. The nominating and corporate governance committee values diversity of abilities, experience, perspective, education, gender, background, race and national origin and, accordingly, recommendations concerning director nominees are based on these considerations, in addition to merit and past performance, expected contribution to the Board of Directors’ performance, and knowledge of the industry and sector in which we operate. Additionally, in evaluating and identifying potential nominees, the nominating and corporate governance committee evaluates skills which may complement those already serving, or provide additional expertise not already present on the Board of Directors.

In furtherance of our commitment to diversity, the nominating and corporate governance committee will balance these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to the Board of Directors. Although we have not adopted specific targets, the nominating and corporate governance committee will consider the level of representation of women and other diverse candidates on the Board of Directors when making recommendations for nominees to the Board of Directors.

We have engaged Egon Zehnder International Inc. for the purpose of identifying highly qualified director nominee candidates that also align with our philosophy on diversity. As a result of this engagement, Carlos Campoy was nominated and appointed to our Board of Directors in June 2023, Dr. Nancy Davidson was nominated and appointed to our Board of Directors in December 2023, Dr. Alessandra Cesano was nominated and appointed to our Board of Directors in February 2024, and Dr. Neil Gallagher was nominated and appointed to our Board of Directors in April 2024.

Members of our Board of Directors self-identify as set forth in the table below:

Board Diversity Matrix (As of October 15, 2024)
Total Number of Directors	11
	Female	Male	Non-Binary	Did Not Disclose Gender
Part I: Gender Identity
Directors	3	8	0	0
Part II: Demographic Background
Asian	0	1	0	0
Black(1)	0	0	0	0
Hispanic or Latinx	0	1	0	0
Indigenous(2)	0	0	0	0
Native Hawaiian or Pacific Islander	0	0	0	0
White	3	6	0	0
Two or More Races or Ethnicities	0	0	0	0
Did Not Disclose Racial or Ethnic Background	0	0	0	0
LGBTQ+	2

(1)	Includes African American, people of African or Caribbean descent.
(2)	Includes Alaskan Native, Native American, First Nations, Métis or Inuit.

The nominating and corporate governance committee will consider for nomination qualified director candidates recommended by our stockholders in accordance with our certificate of incorporation and bylaws. Any stockholder who wishes to recommend a director candidate is directed to submit written notice of the nomination to our Corporate Secretary at our principal executive offices. For details on the requirements for the submission of such notice, see “Proposal 1—Election of Directors—Advance Notice Policy” in this proxy statement.

All written submissions received from our stockholders will be reviewed by the nominating and corporate governance committee at the next appropriate meeting. The nominating and corporate governance committee will evaluate any suggested director candidates received from our stockholders in the same manner as recommendations received from management, committee members or members of our Board of Directors.

Our Board of Directors has determined that each of the members of our nominating and corporate governance committee is independent as defined by the Nasdaq rules.

The nominating and corporate governance committee met five times during the year ended December 31, 2023. The table below provides the attendance record for nominating and corporate governance committee members at nominating and corporate governance committee meetings held in 2023:

Director	Attendance Record
Carlos Campoy(1)	2/2
Alessandra Cesano(2)	0/0
Derek Miller(3)	0/0
Troy Cox(4)	5/5
Kenneth Hillan(5)	5/5
Natalie Sacks(6)	3/3

(1)	Mr. Campoy was appointed to the nominating and corporate governance committee in June 2023.
(2)	Dr. Cesano was appointed to the nominating and corporate governance committee in February 2024.
(3)

Mr. Miller was appointed to the nominating and corporate governance committee in December 2023, and was subsequently appointed as chair of the nominating and corporate governance committee in February 2024.

(4)	Mr. Cox ceased serving on the nominating and corporate governance committee in December 2023.
(5)	Dr. Hillan ceased serving on the nominating and corporate governance committee in February 2024.
(6)	Dr. Sacks ceased serving on the nominating and corporate governance committee in June 2023.

Research and Development Committee

Our research and development committee currently consists of Dr. Cesano, Dr. Davidson, Dr. Gallagher and Dr. Neu. Dr. Sacks resigned from the Board of Directors and the research and development committee and Dr. Neu was appointed as chair of the research and development committee in June 2023. Dr. Hillan resigned from the Board of Directors and the research and development committee in February 2024. The functions of this committee include:

•

reviewing and making recommendations with respect to our research and development strategy as well as the long-term strategic goals and objectives and our progress in achieving such goals and objectives;

•	reviewing and making recommendations with respect to our position and strategies in relation to emerging scientific trends and activities critical to the success of research and development; and

•	reviewing and making recommendations with respect to our pipeline and the progress thereof, and the quality, direction and competitiveness of our research and development programs.

Our Board of Directors has established a written charter setting forth the purpose, composition, authority and responsibility of our research and development committee, a current copy of which is available on our website at www.zymeworks.com.

Our Board of Directors has determined that each of the members of our research and development committee is independent as defined by Nasdaq rules.

Our research and development committee held five meetings during the year ended December 31, 2023. The table below provides the attendance record for research and development committee members at research and development committee meetings held in 2023:

Director	Attendance Record
Alessandra Cesano(1)	0/0
Nancy Davidson(2)	0/0
Neil Gallagher(3)	0/0
Kenneth Hillan(4)	5/5
Kelvin Neu(5)	5/5
Natalie Sacks(6)	3/3

(1)	Dr. Cesano was appointed to the research and development committee in February 2024.
(2)	Dr. Davidson was appointed to the research and development committee in December 2023.
(3)	Dr. Gallagher was appointed to the research and development committee in April 2024.
(4)	Dr. Hillan served on the research and development committee until February 2024.
(5)	Dr. Neu, a current member of the research and development committee, was appointed as chair of the research and development committee in June 2023.
(6)	Dr. Sacks ceased serving as a member of the research and development committee in June 2023.

Corporate Sustainability Initiatives

At Zymeworks, we are driven by our mission to make a meaningful difference for people around the world who are impacted by difficult-to-treat cancers and other serious diseases. We believe that we have a unique ability to use our combined talents to achieve something bigger than ourselves. As such, we are driven by our social purpose and place high value on our contributions to society and the environment, along with putting governance and compliance at the heart of everything we do. In 2023, we engaged an external advisor to help create, and have taken meaningful steps to implement, a company-wide ESG program.

For information regarding our Board of Directors’ oversight of ESG matters, see “Governance—Board of Directors—Environmental, Social and Governance Oversight.”

We hope to lead the way for biotechnology companies of our size and stage of development.

We will continue to invest in our employees and culture, and anticipate reporting on other corporate sustainability initiatives in the future.

Communications with the Board of Directors

Stockholders and other interested parties may contact any member (or all members) of our Board of Directors (including, without limitation, the non-management directors as a group), any committee of our Board of Directors or the chair of any such committee. Written correspondence may be sent addressed to our Board of Directors, any committee or any individual director, c/o Corporate Secretary, Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709.

Our Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department, in consultation with appropriate directors as necessary, will review all incoming communications and screen for communications that (1) are solicitations for products and services, (2) relate to matters of a personal nature not relevant for our stockholders to act on or for our Board of Directors to consider and (3) matters that are of a type that are improper or irrelevant to the functioning of our Board of Directors or our business, for example, mass mailings, job inquiries and business solicitations. If appropriate, our Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department will route communications to the appropriate director(s) or, if none is specified, then to the lead independent director.

Our Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department may decide in the exercise of his, her or its judgment whether a response to any communication is necessary and shall provide a report to the nominating and corporate governance committee of any communications received for which the Senior Vice President, Corporate Secretary and General Counsel, Chief Financial Officer or Legal Department has responded.

These policies and procedures do not apply to (a) communications to non-management directors from our officers or directors who are stockholders or (b) stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Any requests for investor relations materials should be made to our Investor Relations Department.

As part of our ongoing stockholder engagement, members of management (including the Chair of our Board of Directors) and our Investor Relations Department (i) make themselves available to, and meet regularly with, stockholders in individual meetings and at investor conferences and (ii) provide reports of feedback from shareholder interactions to our Board of Directors for consideration and discussion. In addition, upon request, the Company has made and will continue to make independent directors available to meet with stockholders from time to time. Stockholder feedback continues to be important to us, and we are committed to continue to engage with stockholders to understand their views.

At our 2023 annual meeting, our non-binding advisory vote on executive compensation (commonly referred to as a “say-on-pay” vote) received approximately 75% of the votes cast in support of the proposal (excluding broker non-votes and abstentions). We frequently engage in stockholder outreach and discuss a wide range of topics, including discussions regarding compensation-related matters. We take our say-on-pay vote results seriously and will continue to consider the feedback we receive from stockholders and use such feedback to inform the compensation committee’s deliberations and decisions with respect to our executive compensation practices.

PROPOSALS TO BE VOTED ON

Proposals 1, 2 and 3 are included in this proxy statement at the direction of our Board of Directors. Our Board of Directors unanimously recommends that you vote “FOR” all of the nominees in Proposal 1, “FOR” Proposal 2 and “FOR” Proposal 3.

PROPOSAL 1—ELECTION OF DIRECTORS

Nominees

The nominating and corporate governance committee has recommended, and our Board of Directors has nominated, the following four individuals for election as directors, all of whom are currently directors:

•	Kenneth Galbraith;

•	Susan Mahony;

•	Kelvin Neu; and

•	Scott Platshon.

In making the nominations, both our nominating and corporate governance committee and our Board of Directors considered the nominees’ other obligations, experience, tenure, and attendance record. Also, in furtherance of our commitment to diversity, our nominating and corporate governance committee balances these objectives with the need to identify and promote individuals who are reflective of diversity for nomination for election to our Board of Directors. Our nominating and corporate governance committee considers the level of representation of women and other diverse candidates on the Board of Directors when making recommendations for nominees to the Board of Directors. At this time, we have not adopted any specific targets for recruiting and retaining qualified female directors but will continue to pursue our objectives through ongoing diversity initiatives with a view to continue identifying and fostering the development of a suitable pool of candidates for nomination or appointment to our Board of Directors.

Our Board of Directors determined that Dr. Mahony, Mr. Platshon and Dr. Neu are independent under applicable SEC and exchange standards. Mr. Galbraith is not considered independent by virtue of being our Chief Executive Officer and President.

Biographical information regarding each director nominee and their qualifications to serve as a director are set forth below as of October 15, 2024. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Kenneth Galbraith

Mr. Galbraith is 61 years old and has served as our Chief Executive Officer and Chair of our Board of Directors since January 2022. In addition, Mr. Galbraith has served as our President since June 2023 and previously served as our President from January 2022 to August 2022, and served as our interim Chief Financial Officer from April 2024 to September 2024. Mr. Galbraith was a Managing Director at Five Corners Capital, Inc., which he founded in 2013, from February 2021 until January 2022. He served as Executive in Residence at Syncona Limited from April 2021 until January 2022, and has served as an advisor to Syncona since May 2023. He served as Chief Executive Officer of Liminal BioSciences Inc. (formerly Prometic Life Sciences Inc.), a publicly held company, from April 2019 to November 2020, continuing as an advisor to that company from November 2020 to February 2021. He also served as Chief Executive Officer of Fairhaven Pharmaceuticals Inc. from June 2017 to April 2019. Mr. Galbraith has served as a director of several publicly held companies, including MacroGenics, Inc. from July 2008 until January 2022, Profound Medical Corp. from January 2017 to May 2023, and Celator Pharmaceuticals, Inc. from July 2008 to October 2013. He has also served as a director of several privately held companies. Previously, he joined Ventures West Capital in 2007 and founded Five Corners Capital Inc. in 2013 to manage the continued operations of the Ventures West Investment Funds. Mr. Galbraith has over 35 years of experience serving as an executive, director, investor and adviser to companies in the biotechnology, medical device, pharmaceutical and healthcare sectors. Mr. Galbraith received his B.Comm. from the University of British Columbia.

Based on Mr. Galbraith’s depth of experience in the biotechnology industry, ranging from executive officer to director roles, the Board of Directors believes Mr. Galbraith has the appropriate set of skills to serve as a member of our Board of Directors.

Susan Mahony

Dr. Mahony is 60 years old and has served as a member of our Board of Directors since June 2019 and as Lead Independent Director of our Board of Directors since December 2023. Dr. Mahony is an executive with over 30 years of experience in pharmaceutical and life sciences companies. Dr. Mahony served as Senior Vice President of Eli Lilly and Company and President of Lilly Oncology from February 2011 until August 2018. She joined Lilly in 2000, holding senior leadership positions in product development, marketing, human resources, and general management. Prior to joining Lilly, Dr. Mahony served in sales and marketing roles in Europe for over a decade for Schering-Plough, Amgen, and Bristol-Myers Squibb. Dr. Mahony has served on the board of directors of Assembly Biosciences, Inc. since December 2017 and on the board of directors of Axsome Therapeutics, Inc. since October 2023. She previously served on the board of directors of Horizon Therapeutics Public Limited Company from August 2019 to October 2023 (acquired by Amgen Inc.) and on the board of directors of Vifor Pharma from May 2019 until August 2022 (acquired by CSL Limited). Dr. Mahony received a B.Sc. and a Ph.D. from Aston University and an M.B.A. from London Business School.

Based on Dr. Mahony’s extensive experience in management at public pharmaceutical companies, together with her experience serving on the board of directors of public and private companies, our Board of Directors concluded that she should serve as a director due to our business focus and strategy.

Kelvin Neu

Dr. Neu is 50 years old and has served as a member of our Board of Directors since March 2020. Dr. Neu is Founder and Chief of Herringbone, a life sciences innovation practice established in January 2022. Dr. Neu is also Co-Founder and Chair of QDX Technologies Pte. Ltd., a computational chemistry company established in February 2023. Previously, Dr. Neu was a Partner at Baker Bros. Advisors LP, a registered investment adviser, where he worked from April 2004 until January 2021. Dr. Neu previously served on the board of directors of IGM Biosciences, Prelude Therapeutics, Idera Pharmaceuticals, Aquinox Pharmaceuticals and XOMA Corporation. Dr. Neu holds an M.D. from the Harvard Medical School-MIT Health Sciences and Technology program, and spent three years in the Immunology Ph.D. program at Stanford University as a Howard Hughes Medical Institute Fellow. Dr. Neu holds an A.B. (summa cum laude) from Princeton University, where he was awarded the Khoury Prize for graduating first in his department of Molecular Biology. Prior to attending Princeton, Dr. Neu served for two and a half years in the military of his native Singapore.

The Board of Directors believes that Dr. Neu is qualified to serve on our Board of Directors because of his extensive investment and leadership experience, knowledge of our industry, and educational background in biology and biotechnology.

Scott Platshon

Mr. Platshon is 33 years old and has served as a member of our Board of Directors since February 2024. Mr. Platshon has served as a Partner at EcoR1 Capital since December 2020. Mr. Platshon was also a Principal at EcoR1 Capital from December 2017 to December 2020, and has been with EcoR1 Capital since October 2015. Prior to joining EcoR1 Capital, Mr. Platshon served as an analyst at Aquilo Partners, a San Francisco life-sciences investment bank, from September 2014 to September 2015. Mr. Platshon has served on the board of directors of Terremoto Biosciences since October 2023, Kumquat Biosciences Inc. since February 2021 (prior to that he was a board observer since August 2019) and Ajax Therapeutics, Inc. since May 2021. Mr. Platshon received his B.S. in Bioengineering from Stanford University. As previously disclosed, pursuant to the securities purchase agreement with certain institutional accredited investors affiliated with EcoR1 Capital, LLC (collectively, “EcoR1”), we agreed that EcoR1 would have the right to nominate one of its partners as a member of our Board of Directors, with such nomination right terminating upon the earliest of the effective date of such appointment and January 1, 2026. Pursuant to this nomination right, Mr. Platshon was designated by EcoR1 as its nominee for the Board of Directors’ consideration for appointment to the Board of Directors and was appointed to the Board of Directors on February 22, 2024.

The Board of Directors believes that Mr. Platshon is qualified to serve on our Board of Directors because of his extensive investment and leadership experience, in addition to his knowledge of our industry.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION AS

DIRECTORS OF THE FOUR NOMINEES NAMED IN THIS PROXY STATEMENT.

Continuing Members of the Board of Directors

Biographical information regarding the members of the Board of Directors expected to continue in office following the conclusion of the Meeting is set forth below as of October 15, 2024. Unless otherwise indicated, each director has held their principal occupation or other positions with the same or predecessor organizations for at least the last five years.

Carlos Campoy

Mr. Campoy is 60 years old and has served as a member of our Board of Directors since June 2023. Mr. Campoy served as Chief Financial Officer of CytomX Therapeutics, Inc. from March 2020 through September 2022. Prior to CytomX Therapeutics, Mr. Campoy served as the Chief Financial Officer of Alder BioPharmaceuticals, Inc., a public biopharmaceutical company acquired in October 2019 by Lundbeck A/S, from December 2018 to November 2019. During his time at Alder BioPharmaceuticals, Mr. Campoy led the finance organization and readied the company for commercial launch of its lead program, eptinezumab. Prior to Alder BioPharmaceuticals, Mr. Campoy was a partner at Think Forwards, a boutique financial consulting firm, from September 2017 to December 2018. Prior to his position at Think Forwards, Mr. Campoy held the role of vice president of finance at Allergan plc from July 2014 to November 2016. Prior to joining Allergan, Mr. Campoy held senior financial leadership positions at Eli Lilly and Company from 1996 to 2014, including Chief Financial Officer of Eli Lilly Japan K.K. Mr. Campoy holds a Certified Management Accountant (CMA) designation. Mr. Campoy received his M.B.A. in Finance and Decision Information Systems from Indiana University and his B.S. in Management from Faculdade de Ciências Contábeis e de Administração de Empresas de Tupã (FACCAT), in São Paulo, Brazil.

The Board of Directors believes that Mr. Campoy is qualified to serve on our Board of Directors because of his extensive strategic and financial leadership experience in the pharmaceutical and biotechnology sectors.

Alessandra Cesano

Dr. Cesano is 64 years old and has served as a member of our Board of Directors since February 2024. Dr. Cesano has served as the Chief Medical Officer of ESSA Pharma Inc., a pharmaceutical company developing therapies for the treatment of prostate cancer, since July 2019. Previously, Dr. Cesano was the Chief Medical Officer of NanoString Technologies, Inc., a biotechnology company that develops translational research tools, from July 2015 to July 2019, where she focused on development of translational and diagnostic multi-plexed assays for the characterization and measurement of mechanisms of immune response and resistance. Prior to NanoString, Dr. Cesano was Chief Medical Officer at Cleave Biosciences, Inc., a biopharmaceutical company focusing on protein therapies for the treatment of cancer and neurodegenerative diseases, and before that she served as Chief Medical Officer and Chief Operations Officer at Nodality, Inc., where she built and led the Research & Development group, while providing the overall clinical vision for the organization. Dr. Cesano has also held various management positions at Amgen Inc., Biogen Inc. (formerly Biogen Idec) and SmithKline Beecham Pharmaceuticals, where she helped to advance various oncology drugs through late-stage development and FDA approvals. She currently serves as associate editor for the Biomarker section of the Journal for ImmunoTherapy of Cancer and co-chair of the Society for Immunotherapy of Cancer (SITC) regulatory committee. She has been an author on more than 140 publications. Dr. Cesano has served as a director at Puma Biotechnology, Inc. since July 2022 and as a director of Summit Therapeutics Inc. since November 2022. Dr. Cesano received an M.D. summa cum laude, a board certification in oncology and a Ph.D. in Tumor Immunology from the University of Turin, Italy.

The Board of Directors believes that Dr. Cesano is qualified to serve on our Board of Directors because of her extensive experience in biotechnology research and development and oncology.

Troy M. Cox

Mr. Cox is 60 years old and has served as a member of our Board of Directors since June 2019. Mr. Cox served as Chief Executive Officer of Foundation Medicine, Inc. from February 2017 through February 2019, as a member of Foundation Medicine’s board of directors from February 2017 until July 2018, and in the additional role of President of Foundation Medicine from February 2018 until July 2018. Prior to Foundation Medicine, Mr. Cox served as Senior Vice President, Sales & Marketing at Genentech, Inc. from February 2010 until February 2017. Before joining Genentech, Mr. Cox served as President at UCB S.A. Prior to UCB BioPharma, Mr. Cox held senior commercial leadership roles with Sanofi-Aventis and Schering-Plough. Mr. Cox served on the board of directors of SomaLogic, Inc. from September 2021 until January 2024 and as executive chair of the board of SomaLogic from October 2022 to March 2023. He has served on the board of directors of Standard BioTools Inc. since January 2024 and on the board of directors of SOPHiA GENETICS SA since July 2019. Mr. Cox received a B.B.A. in finance from the University of Kentucky and an M.B.A. from the University of Missouri.

The Board of Directors believes Mr. Cox’s nearly three decades of proven leadership and expertise in the global, strategic and operational aspects of the biopharmaceutical industry qualifies him to serve on our Board of Directors.

Nancy Davidson

Dr. Davidson is 70 years old and has served as a member of our Board of Directors since December 2023. Dr. Davidson has served as the Executive Vice President, Clinical Affairs, since April 2022, and as the Raisbeck Chair for Collaborative Cancer Research, since July 2019, of Fred Hutchinson Cancer Center. In addition, Dr. Davidson has served as a Professor, since December 2016, and previously served as the Senior Vice President, since December 2016 to August 2023, of Fred Hutchinson Cancer Center Clinical Research Division. At the University of Washington School of Medicine, Dr. Davidson served as Head of the Division of Medical Oncology from December 2016 to August 2023 and as a Professor since December 2016. Previously, Dr. Davidson served as the President and Executive Director of the Seattle Cancer Care Alliance from December 2016 to April 2022. Dr. Davidson also held various positions at the University of Pittsburgh from February 2009 to December 2016, including as the Director of the University of Pittsburgh Cancer Institute. Dr. Davidson has served as Adjunct Professor of Oncology at The Johns Hopkins School of Medicine since February 2009. Dr. Davidson is also a member of the scientific advisory boards of many foundations and cancer centers and a member of various organizations, including the American Society of Clinical Oncology and the American Association for Cancer Research. She has received many awards, honors, and appointments, including the Brinker International Award for Breast Cancer Research, the Rosalind E. Franklin Award for Women in Science from the National Cancer Institute (2008), and election to the National Academy of Medicine (2011) and the American Academy of Arts and Sciences (2019). She has also been listed among Thomson Reuters Highly Cited Researchers (2014-2015). Dr. Davidson holds an M.D. from the Harvard Medical School and a B.A. in Molecular Biology from Wellesley College. She completed her residency in Internal Medicine at University of Pennsylvania and Johns Hopkins Hospital and a medical oncology fellowship at the National Cancer Institute.

The Board of Directors believes that Dr. Davidson is qualified to serve on our Board of Directors because of her extensive knowledge and experience in the field of oncology, and as an experienced researcher and clinician.

Neil Gallagher

Dr. Gallagher is 60 years old and has served as a member of our Board of Directors since April 2024. Dr. Gallagher has served as the President, Head of Research & Development at Syndax Pharmaceuticals, Inc., since April 2023. From January 2020 to April 2023, he served as the Chief Medical Officer, Vice President, Head of Development at AbbVie Inc. From November 2017 to December 2019, Dr. Gallagher served as the Head of Global Oncology Development at AbbVie. Prior to joining AbbVie, he served as Head of Development for

Oncology and Inflammation at Amgen from May 2016 to October 2017 and spent a decade at Novartis Oncology. Earlier in his career, he was a Medical Science Director at AstraZeneca and later Director of Clinical Development at Astex Therapeutics. Dr. Gallagher completed his Fellowship in Gynecological Oncology at the Institute for Cancer Studies, University of Birmingham, United Kingdom and received his medical degree from Trinity College, Dublin.

The Board of Directors believes that Dr. Gallagher is qualified to serve on our Board of Directors because of his experience in the pharmaceutical and biotechnology sectors and in drug development in the oncology field.

Derek J. Miller

Mr. Miller is 54 years old and has served as a member of our Board of Directors since April 2023. Mr. Miller has been a leader in the biotechnology and pharmaceutical sector for more than 25 years with experience in corporate development, business development and global commercial strategy. He is an independent commercial and business development consultant for pre-clinical and clinical-stage companies in oncology and rare diseases, and currently serves as Chief Executive Officer of a cell and gene therapy imaging startup venture, spun out from the University of Pennsylvania. From May 2018 to November 2019, he served as Chief Business Officer of Aro Biotherapeutics, a spinout of Janssen Pharmaceuticals, leading numerous strategic and operational initiatives including a transformative collaboration with Ionis with potential revenues of up to $1.4 billion. Mr. Miller also previously served as Chief Business Officer of Celator Pharmaceuticals where he led the development of their pipeline and business development strategy, resulting in its acquisition by Jazz Pharmaceuticals in 2016 for cash proceeds of approximately $1.5 billion. Prior to Celator Pharmaceuticals, Mr. Miller held a variety of marketing, sales and market access roles with Genentech, Centocor and GSK. Mr. Miller is a member of the Board of Trustees for the Eastern Pennsylvania Chapter of the Leukemia and Lymphoma Society and serves as a mentor for the Villanova School of Business. He received an M.B.A. from Villanova University and Bachelor of Arts and Science degree from the University of Delaware.

The Board of Directors believes that Mr. Miller is qualified to serve on our Board of Directors because of his extensive experience in the biotechnology and pharmaceutical sector, including experience in corporate development, business development and global commercial strategy.

Non-Continuing Director

On October 15, 2024, Mr. Renton notified us of his decision to resign from the Board of Directors, including as chair and member of the compensation committee, effective December 10, 2024, the date of the Annual Meeting. Until then, Mr. Renton will continue to serve as a director and as a member and chair of the compensation committee.

Hollings C. Renton

Mr. Renton is 77 years old and has served as a member of our Board of Directors since February 2017. Mr. Renton served as Chief Executive Officer and President of Onyx Pharmaceuticals, Inc. from March 1993 to March 2008 and was the chair of the board of directors of Onyx from June 2000 to March 2008. Onyx was acquired by Amgen Inc. in 2013 for $10.4 billion. Before joining Onyx, Mr. Renton was the President and Chief Operating Officer of Chiron Corporation, a pharmaceutical company, from December 1991 to December 1993. Mr. Renton served in a variety of executive roles at Cetus Corporation from 1983, including as President from 1990 to 1991, Chief Operating Officer from 1987 to 1990 and Chief Financial Officer from 1983 to 1987, prior to its acquisition by Chiron in 1991. Mr. Renton has served on the board of directors of AnaptysBio, Inc. since June 2015. Previously, Mr. Renton served on the boards of four other biopharmaceutical companies, Portola Pharmaceuticals Inc., where he had also been board chairman (March 2010 to July 2020), KYTHERA Biopharmaceuticals, Inc. (December 2014 to October 2015), Affymax, Inc. (June 2009 to November 2014) and Rigel Pharmaceuticals, Inc. (January 2004 to March 2014). Mr. Renton also previously served on the board of

Cepheid Inc., a molecular diagnostics company, from March 2000 to November 2016. Mr. Renton received his M.B.A. from the University of Michigan and his B.S. in Mathematics from Colorado State University.

Because of Mr. Renton’s extensive experience building successful biotechnology companies and commercializing drug products, the Board of Directors believes he is able to bring valuable insights to our Board of Directors.

Staggered Board Provisions

Our certificate of incorporation provides for a staggered board of directors consisting of three groups of directors, with directors serving staggered three-year terms. We are committed to strong corporate governance, and our Board of Directors believes that our staggered board structure provides important benefits to us and our stockholders, including promotion of our long-term objectives, enhanced director independence, stability and continuity of leadership, and protection from unsolicited takeovers. In addition, many of our peer companies at a similar stage of development employ a similar staggered board structure.

Each director’s term continues until the expiration of the term for which such director was elected and until such director’s successor is elected and qualified or until such director’s earlier death, resignation or removal. Upon the resignation of a director, the remaining directors may fill the vacancy resulting from the resignation for the remainder of the unexpired term.

Our directors or director nominees are up for re-election or election, respectively, as follows:

Name	Term Expires
Kenneth Galbraith Susan Mahony Kelvin Neu Scott Platshon	Annual Meeting of Stockholders held in 2024

Carlos Campoy Alessandra Cesano Troy M. Cox Neil Gallagher	Annual Meeting of Stockholders held in 2025

Nancy Davidson Derek Miller Hollings C. Renton	Annual Meeting of Stockholders held in 2026

Replacement or Removal of Directors

Directors appointed to fill vacancies shall hold office until the remainder of the unexpired portion of the term of the departed director that was replaced.

Under our certificate of incorporation and bylaws, the number of directors of Zymeworks is set by our Board of Directors from time to time, except that the Board of Directors may not increase the number of directorships by more than 1/3 of the number of directors in office at the conclusion of the most recent annual meeting of stockholders prior to the next annual meeting of stockholders. Our Board of Directors has set the number of directors at 11, which will be reduced to 10 upon the effectiveness of Mr.  Renton’s resignation.

Majority Voting Policy

We have adopted a “majority voting policy” to the effect that a nominee for election as a director of Zymeworks who does not receive a greater number of votes “for” than votes “withheld” with respect to the election of directors by stockholders must offer to tender their resignation to the Chair of our Board of Directors promptly following the meeting of stockholders at which the director was elected. The nominating and corporate governance committee will consider such offer and make a recommendation to our Board of Directors whether or not to accept such resignation. Our Board of Directors will promptly accept the resignation unless it determines, in consultation with the nominating and corporate governance committee, that there are exceptional circumstances relating to the composition of the Board of Directors or the voting results that should delay the acceptance of the resignation or justify rejecting it. Our Board of Directors will make its decision and announce it in a press release within 90 days following the meeting of stockholders. A director who tenders a resignation pursuant to our majority voting policy will not participate in any meeting of our Board of Directors or the nominating and corporate governance committee at which the resignation is considered. Our majority voting policy does not apply to contested meetings at which the number of directors nominated for election is greater than the number of seats available on the Board of Directors.

Advance Notice Policy

If a stockholder would like us to consider including a proposal in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before 120 calendar days before the first anniversary of the date our proxy statement was released to shareholders in connection with the previous year’s annual meeting. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before an annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices no earlier than 8:00 a.m., Eastern Time, on the 120th day and no later than 5:00 p.m., Eastern Time, on the 90th day prior to the day of the first anniversary of the preceding year’s annual meeting as first specified in our notice of such annual meeting (without regard to any adjournment, rescheduling, postponement or other delay of such annual meeting occurring after such notice was first sent).

In the event that we hold our 2025 annual meeting more than 25 days before or after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of such annual meeting and no later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to the day of the annual meeting or, (ii) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Certain Relationships and Related Transactions

Other than as discussed below and the compensation arrangements discussed under “Executive Compensation—Discussion of Executive Compensation Practices,” since January 1, 2022, there have not been any transactions to which we are a party, nor are there any proposed transactions to which we would be a party, with related parties and which we are required to disclose pursuant to the rules of the SEC.

On March 16, 2020, we entered into a registration rights agreement with Baker Brothers Life Sciences, L.P. and 667, L.P., requiring us, upon request delivered by such persons and subject to certain terms and conditions, to register the resale of the shares of our common stock held by them. Dr. Neu, who joined our Board of Directors in March 2020, served as an employee of Baker Bros. Advisors L.P., which serves as an investment adviser to Baker Brothers Life Sciences, L.P. and 667, L.P., until January 2021.

On January 31, 2022, we announced the closing of our underwritten public offering which consisted of the issuance of 11,035,000 common shares, including the exercise in full of the underwriters’ over-allotment option to purchase 1,875,000 additional common shares, and, in lieu of shares, to certain investors, pre-funded warrants to purchase up to 3,340,000 common shares. The common shares were sold at a price to the public of $8.00 per common share and the pre-funded warrants were sold at a price of $7.9999 per pre-funded warrant, for aggregate gross proceeds to the Company of $115.0 million, before deducting underwriting discounts and commissions and estimated offering expenses. Entities affiliated with Armistice Capital, LLC and Perceptive Advisors LLC purchased 2,285,000 and 1,100,000 common shares, respectively, and Armistice Capital Master Fund Ltd, Baker Brothers Life Sciences, L.P. and 667, L.P. purchased 2,715,000, 577,293 and 47,707 pre-funded warrants, respectively. These entities beneficially owned more than 5% of our common shares prior to or as a result of this offering.

On June 16, 2023, EcoR1 purchased an aggregate of 3,350,000 shares of common stock at $8.12 per share under our at-the-market sales agreement, dated as of November 9, 2022, with Cantor Fitzgerald & Co. We received gross proceeds of $27.2 million and net cash proceeds of $26.2 million, after underwriting commissions and offering expenses. EcoR1 beneficially owned more than 5% of our shares of common stock prior to this purchase.

On December 28, 2023, EcoR1 purchased an aggregate of 5,086,521 pre-funded warrants to purchase 5,086,521 shares of our common stock in a private placement. The per share purchase price for the pre-funded warrants was $9.8299, for an aggregate purchase price of approximately $50 million. In connection with the private placement, we entered into a registration rights agreement with EcoR1 requiring us to register the resale of the shares of our common stock issuable upon exercise of the pre-funded warrants. In addition, we agreed that EcoR1 would have the right to nominate one of its partners as a member of our Board of Directors, subject to specified conditions. On February 22, 2024, our Board of Directors appointed Mr. Scott Platshon as a member of our Board of Directors. EcoR1 beneficially owned more than 5% of our shares of common stock prior to this purchase. Under the registration rights agreement, we agreed to file a registration statement covering the resale by EcoR1 of their registrable securities upon the earlier of March 15, 2024 and the first business day following the date that we file our Annual Report on Form 10-K for the fiscal year ended December 31, 2023. We agreed to use commercially reasonable efforts to cause such registration statement or final prospectus, as applicable, to be declared effective as soon as practicable, but no later than the later of April 29, 2024 and the 123rd calendar day following the closing date, and to keep such registration statement effective for a period that will terminate upon the earliest of (i) the date that all registrable securities covered by such registration statement or final prospectus, as applicable, have been sold, (ii) the date that all registrable securities covered by such registration statement or final prospectus, as applicable, may be sold without the requirement for us to be in compliance with the current public information required under Rule 144 as to such registrable securities and without volume or manner-of-sale restrictions and (iii) two (2) years after the date of the securities purchase agreement. The registration statement filed pursuant to the registration rights agreement became automatically effective upon filing on March 7, 2024.

Indebtedness of Directors, Executive Officers and Employees

None of our directors, executive officers, employees, former directors, former executive officers or former employees, and none of their associates, is indebted to us or another entity whose indebtedness is the subject of a guarantee, support agreement, letter of credit or other similar agreement or understanding provided by us.

Policy Regarding Related Party Transactions

We have adopted a formal, written policy regarding related person transactions. This written policy regarding related person transactions provides that a related person transaction is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships), in which we are a participant and in which a related person has, had or will have a direct or indirect material interest and in which the aggregate amount involved exceeds $120,000. For purposes of this policy, a related person means any of our executive officers and directors (including director nominees), in each case at any time since the beginning of our last fiscal year, or holders of more than 5% of any class of our voting securities and any member of the immediate family of, or person sharing the household with, any of the foregoing persons.

Our audit committee has the primary responsibility for reviewing and approving, ratifying or disapproving related person transactions. In determining whether to approve, ratify or disapprove any such transaction, our audit committee will consider, among other factors, (1) whether the transaction is fair to us and on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (2) the extent of the related person’s interest in the transaction, (3) whether there are business reasons for us to enter into such transaction, (4) whether the transaction would impair the independence of any of our outside directors and (5) whether the transaction would present an improper conflict of interest for any of our directors or executive officers.

The policy grants standing pre-approval of certain transactions, including (1) certain compensation arrangements for our directors or executive officers, (2) transactions with another company, other than an acquisition by us of that company, at which a related person’s only relationship is as a non-executive employee, director or beneficial owner of less than 10% of that company’s shares, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such company’s total annual revenues and the transaction is on terms no less favorable than terms generally available to unaffiliated third parties under the same or similar circumstances, (3) charitable contributions by us to a charitable organization, foundation or university at which a related person’s only relationship is as a non-executive employee or director, provided that the aggregate amount involved does not exceed the greater of $1,000,000 or 2% of such organization’s total annual receipts, (4) transactions where a related person’s interest arises solely from the ownership of our common stock and all holders of our common stock received the same benefit on a pro rata basis and (5) any indemnification or advancement of expenses made pursuant to our organizational documents or any agreement. In addition to our policy, our audit committee charter provides that our audit committee shall review and approve or disapprove any related person transactions.

Interests of Management and Others in Material Transactions

Other than as described elsewhere in this proxy statement, there are no material interests, direct or indirect, of any of our directors or executive officers, any stockholder that beneficially owns, or controls or directs (directly or indirectly), more than 5% of any class or series of our outstanding voting securities, or any associate or affiliate of any of the foregoing persons, in any transaction since January 1, 2022 that has materially affected or is reasonably expected to materially affect us or our subsidiaries.

PROPOSAL 2—ADVISORY VOTE ON THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

Pursuant to Section 14A of the Exchange Act, we are providing our stockholders with the opportunity to cast a non-binding, advisory vote regarding the compensation of our named executive officers as disclosed in this proxy statement. This proposal, commonly known as a “say-on-pay” proposal, gives our stockholders the opportunity to endorse or not endorse our executive pay program and policies through the following resolution:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Discussion of Executive Compensation Practices, compensation tables and related narrative discussion contained in the 2024 proxy statement, is hereby approved.”

As described in the section titled “Executive Compensation—Discussion of Executive Compensation Practices” included in this proxy statement below, we believe that our executive compensation program is designed to support our long-term success.

We urge stockholders to read the section titled “Executive Compensation—Discussion of Executive Compensation Practices” and the related narrative and tabular compensation disclosure included in this proxy statement. The “Discussion of Executive Compensation Practices” provides detailed information regarding our executive compensation program and policies and procedures, as well as the compensation of our named executive officers.

Required Vote: Adoption of a non-binding, advisory resolution approving the compensation of our named executive officers as disclosed in this proxy statement requires the affirmative vote of a majority of the votes cast. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal. While this non-binding, advisory vote on the compensation of our named executive officers is not binding on us, our Board of Directors or the compensation committee, we value the opinions of our stockholders. Accordingly, our Board of Directors and the compensation committee will consider the outcome of this non-binding, advisory non-binding vote when making future compensation decisions for our named executive officers. Currently, we conduct non-binding, advisory votes on the compensation of our named executive officers on an annual basis, and the next non-binding, advisory vote on the compensation of our named executive officers will be held at our 2025 annual meeting of stockholders.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL, ON A NON-BINDING, ADVISORY BASIS, OF THE COMPENSATION PAID TO THE COMPANY’S NAMED EXECUTIVE OFFICERS.

PROPOSAL 3—RATIFICATION OF APPOINTMENT OF AUDITORS

The members of our audit committee and our Board of Directors believe the continued retention of KPMG as our independent registered accounting firm is in our best interests and the best interests of our stockholders. Ratification requires the affirmative vote of a majority of the votes cast for or against the proposal. Broker non-votes and abstentions will be considered for purposes of establishing a quorum at the meeting but will not be considered as votes cast for or against a proposal. Representatives of KPMG are not expected to attend the Meeting, but have been given an opportunity to make a statement if they so desire.

Principal Independent Accountant Fees and Services

KPMG has served as our independent registered public accounting firm since June 24, 2015.

Aggregate fees billed by our independent auditors, KPMG, for the years ended December 31, 2023 and December 31, 2022, are detailed in the table below:

	2023	2022
	($)(5)	($)(5)
Audit Fees(1)	$775,096	$752,300
Audit Related Fees(2)	—	—
Tax Fees(3)	507,300	385,600
All Other Fees(4)	—	—

Total Fees Paid	$1,282,396	$1,137,900

(1)	Fees for audit service on an accrued basis.
(2)	Fees not included in audit fees that are billed by the auditor for assurance and related services that are reasonably related to the performance of the audit of the financial statements.
(3)	Fees for professional services rendered for tax compliance, tax advice and tax planning, which include fees of $126,486 for tax compliance in 2023 (2022: $160,622).
(4)	All other fees billed by the auditor for products and services not included in the foregoing categories.
(5)

Canadian dollar amounts have been converted to U.S. dollars for the purposes of the table. For 2023 and 2022, the U.S. dollar per Canadian dollar exchange rates used for such conversions were 0.7410 and 0.7685, which were the average annual Bank of Canada exchange rates for 2023 and 2022, respectively.

Pre-approval Policies and Procedures

Our audit committee has established a policy of reviewing, in advance, and either approving or not approving, all audit, audit-related, tax and other non-audit services that our independent registered public accounting firm provides to us. This policy requires that all services received from independent registered public accounting firms be approved in advance by the audit committee or a delegate of the audit committee. The audit committee has delegated pre-approval responsibility to the chair of the audit committee with respect to audit and permissible non-audit services and any associated fees. All services that KPMG provided to us in 2023 and 2022 have been pre-approved by our audit committee.

Our audit committee has determined that the provision of the services as set out above is compatible with the maintaining of KPMG’s independence in the conduct of their auditing functions.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

Audit Committee Report

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing by Zymeworks under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act.

The primary purpose of the audit committee is to oversee the Company’s financial reporting processes on behalf of the Board of Directors. Management has the primary responsibility for the Company’s financial statements and reporting processes, including the Company’s systems of internal controls. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed with management Zymeworks’ audited financial statements and the effectiveness of the Company’s internal control over financial reporting as of and for the year ended December 31, 2023.

The audit committee has discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required to be discussed under applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. In addition, the audit committee discussed with KPMG LLP its independence, and received from KPMG LLP the written disclosures and the letter required by applicable requirements of the PCAOB. Finally, the audit committee discussed with KPMG LLP, with and without management present, the scope and results of KPMG LLP’s audit of such financial statements.

Based on these reviews and discussions, the audit committee recommended to the Board of Directors that such audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, as filed with the SEC on March 6, 2024.

Audit Committee of the Board of Directors

Carlos Campoy (Chair)

Troy M. Cox

Derek Miller

EXECUTIVE OFFICERS

The following table sets forth the names, ages and positions of our executive officers as of October 15, 2024:

Name	Age	Position(s)
Kenneth Galbraith	61	Chief Executive Officer, President and Chair of Board of Directors
Leone Patterson	61	Executive Vice President, Chief Business Officer and Chief Financial Officer
Paul A. Moore, Ph.D.	58	Chief Scientific Officer
Jeffrey Smith, M.D.	65	Executive Vice President and Chief Medical Officer

There are no family relationships among any of the directors or executive officers.

The following is biographical information for our executive officers as of October 15, 2024, other than Mr. Galbraith, whose biographical information is included above.

Leone Patterson

Ms. Patterson joined Zymeworks in September 2024 and serves as our Executive Vice President, Chief Business Officer and Chief Financial Officer. Ms. Patterson served as Chief Financial Officer and Business Officer of Tenaya Therapeutics, Inc. from June 2021 until August 2024. Prior to joining Tenaya Therapeutics, Inc., Ms. Patterson joined Adverum Biotechnologies, Inc., a public clinical-stage gene therapy company, in June 2016 as the Chief Financial Officer and also served as Chief Executive Officer from May 2018 to June 2020, director from October 2018 to June 2020, and President from July 2020 to June 2021. Ms. Patterson has held various senior positions at Diadexus, Inc., Transcept Pharmaceuticals, Inc., NetApp, Inc., Exelixis, Inc., Novartis AG, Chiron (acquired by Novartis AG), and KPMG. Ms. Patterson currently serves on the board of directors and as the chair of the audit committee of Nkarta, Inc., a publicly traded biotechnology company, and on the board of directors and as a member of the audit committee of Oxford Biomedica (UK) Limited, a publicly traded contract development and manufacturing organization focused on cell and gene therapy. She previously served as a member of the board of directors of Eliem Therapeutics, Inc. and Adverum Biotechnologies, Inc., both publicly traded biotechnology companies. Ms. Patterson holds a B.S. in Business Administration and Accounting from Chapman University and an Executive M.B.A. from St. Mary’s College. Ms. Patterson is also a Certified Public Accountant (inactive status).

Paul A. Moore

Dr. Moore joined Zymeworks in July 2022 and serves as our Chief Scientific Officer. Dr. Moore has more than 25 years of US-based experience in biologics drug discovery and development in biotechnology research. His career efforts have led to the discovery and development of a range of FDA-approved and clinical-stage biologics for patients with difficult-to-treat cancers and autoimmune conditions. Prior to joining Zymeworks, Dr. Moore served as Vice President, Cell Biology, and Immunology at MacroGenics from April 2008 to July 2022, leading a team of approximately 50 researchers engaged in the discovery, preclinical validation and clinical development of antibody-based therapeutics, including bispecific antibodies and antibody drug conjugates. Among the portfolio supported by Dr. Moore were FDA-approved Margenza (margetuximab-cmkb) for treatment of HER2+ breast cancer, Zynyz (retifanlimab-dlwr) for treatment of Merkel cell carcinoma and Tzield (teplizumab-mzwv) to delay onset of type I diabetes. Prior to joining MacroGenics, Dr. Moore was Director of Cell Biology at Celera from May 2005 to April 2008, where he oversaw research leveraging proteomic-based discoveries to validate novel cancer targets suitable for antibody-based therapeutics. Dr. Moore began his industrial career at Human Genome Sciences (HGS), holding several titles within research culminating in Director of Lead Product Development, where he managed various genomic-based target discovery programs including efforts that led to the discovery, development, approval, and commercialization of Benlysta (belimumab) for the treatment of systemic lupus erythematosus. Dr. Moore has an extensive research record co-authoring over 75 peer-reviewed manuscripts and is a named co-inventor on over 50 issued US patents. Dr. Moore holds a Ph.D. in Molecular

Genetics from the University of Glasgow, performed post-doctoral work at the Roche Institute of Molecular Biology in Nutley, New Jersey, and also holds a degree in Biotechnology from the University of Strathclyde.

Jeffrey Smith

Dr. Smith joined Zymeworks in January 2023 as Senior Vice President, Early Stage Development and was promoted to Executive Vice President and Chief Medical Officer in January 2024. He is based at our European hub in Dublin, Ireland. Dr. Smith has held many senior positions within the pharmaceutical industry. Previously, Dr. Smith served as the Managing Director of Alder Biopharmaceuticals Inc. in Dublin, Ireland from March 2017 to October 2019, and as Senior Vice President, Translational Medicine at Alder Biopharmaceuticals Inc. in Seattle, USA from 2012 to March 2017. Dr. Smith was responsible for the clinical development (phase I - III) of eptinezumab (anti-CGRP antibody for migraine) and clazakizumab (anti-IL-6 antibody for rheumatoid arthritis and cancer cachexia). Dr. Smith was also a founder of Alder Biopharmaceutcials Inc (founded 2004). Dr. Smith received his M.B. B.S. and M.D. from the University of London, UK and is a Fellow of the Royal College of Physicians in London.

Although we have not adopted specific targets for women and other diverse candidates in executive positions, the Board of Directors has always considered diversity as an important aspect of its decision making when recommending appointments for individuals to serve as executive officers.

EXECUTIVE COMPENSATION

Explanatory Note

As a result of our public float (the market value of our common shares held by non-affiliates) as of June 30, 2024 and our revenue for 2023, we qualify as a “smaller reporting company,” as defined under the Exchange Act. For as long as we continue to be a smaller reporting company, we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies that are not smaller reporting companies and have elected to do so in this proxy statement.

Discussion of Executive Compensation Practices

This section describes our executive compensation philosophy and how we implemented it through our 2023 compensation program for our named executive officers. The named executive officers for 2023 are:

•	Kenneth Galbraith, Chief Executive Officer, President and Chair of the Board of Directors;

•	Christopher Astle, Ph.D., our former Senior Vice President and Chief Financial Officer;

•	Paul Moore, Ph.D., Chief Scientific Officer; and

•	Neil Klompas, CPA, CA, our former President and Chief Operating Officer.

This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and projections regarding future compensation programs. Actual compensation programs adopted in the future may differ materially from the various planned programs summarized in this discussion.

In the paragraphs that follow, we provide an overview and analysis of our compensation program and policies, the material compensation decisions we have made under those programs and policies, and the material factors that we considered in making those decisions.

Overview

Zymeworks is a clinical-stage biotechnology company developing a diverse pipeline of novel, multifunctional biotherapeutics to improve the standard of care for difficult-to-treat diseases. Zymeworks’ complementary therapeutic platforms and fully integrated drug development engine provide the flexibility and compatibility to precisely engineer and develop highly differentiated antibody-based therapeutic candidates.

2023 Financial Highlights

•	Reported $76.0 million in total revenue.

•	Reported net loss of $118.6 million.

•	Reported $456.3 million in cash, cash equivalents and marketable securities as of December 31, 2023.

•	Raised net proceeds of $26.2 million through our “at-the-market” equity offering program in June 2023 and net proceeds of $49.9 million in a private placement in December 2023.

2023 Preclinical and Clinical Development Highlights

•

Our partner, Jazz Pharmaceuticals, presented positive pivotal Phase 2b trial data (NCT04466891) evaluating zanidatamab in HER2-amplified BTC at the American Society of Clinical Oncology annual meeting and initiated rolling Biologics License Application (BLA) submission for accelerated approval in second-line BTC (in April 2024, Jazz announced that the BLA had been completed).

•	Our partner, Jazz Pharmaceuticals, gained alignment with FDA on the confirmatory trial evaluating zanidatamab in first-line metastatic BTC patients.

•

Continued patient enrollment in the HERIZON-GEA-01 (NCT05152147) pivotal clinical study for zanidatamab in first-line HER2-positive GEA (Jazz estimates top-line progression-free survival data will be available in the second quarter of 2025).

•

Announced investigational new drug application (IND) candidates ZW220, a NaPi2b-targeted topoisomerase 1 inhibitor (TOPO1i) antibody drug conjugate (ADC), and ZW251, a glypican-3 (GPC3) targeted antibody drug conjugate (ADC).

Corporate Milestones in 2023

•	Appointed Mr. Derek Miller and Mr. Campoy to the Board of Directors, and nominated Dr. Nancy Davidson for election by shareholders to the Board of Directors at the 2023 Annual Meeting.

•	Transferred responsibility of the zanidatamab development program to Jazz Pharmaceuticals, allowing us to focus on development of our early-stage product candidates.

2023 Advisory Vote on Executive Compensation

At our 2023 annual general meeting, we conducted an advisory vote on named executive officer compensation. At that meeting, 74.71% of the votes cast on the advisory vote proposal were supportive of our named executive officer compensation program as disclosed in our 2023 proxy statement. Our next advisory vote on named executive officer compensation will be held at our 2024 annual general meeting.

The compensation committee reviewed the advisory vote results in the context of our overall compensation philosophy and programs, and based on the level of support, determined that no significant changes to our compensation policies and programs were necessary. The compensation committee will continue to consider the results from future stockholder advisory votes on named executive officer compensation and other relevant market developments affecting named executive officer compensation in order to determine whether any subsequent changes to our named executive officer compensation programs and policies would be warranted to reflect any stockholder concerns reflected in those advisory votes or to address market developments. We frequently engage in stockholder outreach and discuss a wide range of topics, including discussions regarding compensation-related matters. We take our say-on-pay vote results seriously and will continue to consider the feedback we receive from stockholders and use such feedback to inform the compensation committee’s deliberations and decisions with respect to our executive compensation practices.

Overview of Compensation Program

Compensation Philosophy

The goal of our compensation program is to attract, retain and motivate our employees and executives, including our named executive officers. The compensation committee is responsible for setting our executive compensation and reviewing and approving, or recommending to the Board of Directors for approval, the Company’s annual corporate performance objectives applicable to executive and other Company bonus programs. In considering executive compensation, the compensation committee strives to ensure that our total compensation is competitive within the industry in which we operate and supports our overall strategy and corporate objectives. The combination of base salary, annual incentives and long-term incentives that we provide our executives is designed to accomplish this.

Compensation Objectives

The objectives of our executive compensation program are to:

•	attract and retain highly qualified executive officers who have a history of proven success;

•	align the interests of executive officers with our stockholders’ interests and with the execution of our business strategy;

•	motivate and reward our executive officers through competitive pay practices and an appropriate mix of short- and long-term incentives;

•	evaluate and reward executive performance on the basis of achievement of program development goals and key financial measurements which we believe closely correlate to long-term stockholder value; and

•	tie compensation awards directly to program development goals and key financial measurements with evaluations based on achieving and overachieving predetermined objectives.

Role of the Compensation Committee

During 2023, the compensation committee’s work included the following:

•

Competitive Compensation Review—The compensation committee reviewed compensation practices and policies with respect to our executives against Zymeworks’ peer group of companies (as further described below), in order to allow us to place our compensation practices for these positions in a market context. This reference exercise included a review of base salary, total cash compensation and total direct compensation.

•

Executive Compensation—The compensation committee reviewed the corporate goals and objectives applicable to the compensation of the Company’s executives and evaluated the executives’ performance in light of those goals and objectives. Based on this review and evaluation, the compensation committee approved the 2023 compensation for the Company’s executives, including each of the named executive officers. In addition, the compensation committee considered and approved the separation and transition arrangements related to Mr. Klompas.

•

Short- and Long-Term Incentive Plans—The compensation committee administers the Company’s incentive compensation plans and equity-based plans with respect to the Company’s executives, including the named executive officers.

•	Succession Planning—The compensation committee reviewed the succession plan for the Chief Executive Officer and other executive officers.

In reaching its decisions, the compensation committee may consider input from management and other factors that the compensation committee considers appropriate. Decisions made by the compensation committee are the responsibility of the compensation committee and may reflect factors and considerations other than the information and/or recommendations provided by management.

Independent Compensation Consultant

In 2023, the compensation committee retained the Human Capital Solutions practice at Aon plc, as an independent consultant to the compensation committee to conduct competitive reviews and assessments of Zymeworks’ executive compensation program and recommend go-forward strategies. The compensation committee made the decision to retain Aon in its sole discretion and was directly responsible for the appointment, compensation and oversight of Aon’s work. The compensation committee is involved in and approves the adoption of the following procedures during Aon’s assessments:

•	establishing the public company peer group used in the executive compensation assessment;

•	reviewing the detailed assessment of Zymeworks’ executive compensation program versus the market;

•	reviewing and approving executive pay mix;

•	reviewing the assessment of Zymeworks’ Board of Directors compensation program versus the market; and

•	reviewing and approving the non-executive equity compensation program.

The compensation committee utilizes these strategies when contemplating future executive compensation matters.

In 2023, Aon was retained to review the salaries, bonuses and equity plan levels and participation of executive employees, as well as equity plan levels and participation of employees below the executive level. Zymeworks’ management did not make or recommend such engagements and all such other services were approved by the compensation committee. Except as discussed below, Aon did not perform other services to the Company other than as a compensation consultant. The compensation committee determined Aon to be independent after evaluating the factors required under the applicable listing standard.

Aon received $244,996 in fees in 2023 for services related to determining or recommending the amount or form of executive and non-employee director compensation. Separately, management engaged Aon to perform unrelated broad-based compensation services and risk brokerage services (which included global risk in Canada and the United States), for which Aon was paid $328,913. The compensation committee was informed about these services.

Peer Companies and Use of Market Data

We compare our executive compensation program to those of a group of peer companies (North American biotechnology companies of a similar size and stage of development). The first step in the process is that the compensation committee, with the support of Aon and management, reviews trends in biotechnology compensation practices and reviews and approves the list of peer companies used for benchmarking. As part of its analysis for 2023, Aon collected and analyzed compensation information from a comparative group of biotechnology companies, or peer group, approved by the compensation committee. The compensation committee evaluates the criteria used in establishing the peer group at least annually. The compensation committee seeks input from management in addition to Aon to ensure the peer group is consistent with our current business objectives and strategy.

The list of peer companies is approved based on various factors including industry classification, market capitalization, headcount and stage of development. In August 2022, with assistance from Aon, the compensation committee approved a peer group consisting of publicly traded, pre-commercial biopharmaceutical companies:

•	with an emphasis on oncology companies and a focus on companies in Phase 2 and Phase 3 clinical trials;

•	with market capitalizations generally between $150 million and $1.2 billion (based on the Company’s then-current 30-day average market capitalization of approximately $400 million);

•	with generally between 100 and 900 employees;

•	that are located in Canada and the United States, with a focus on companies headquartered in biotechnology hub markets; and

•	preference for companies that have gone public in approximately the last five years (but continue to de-emphasize initial public offering date as a primary selection criteria).

Based on these criteria, in August 2022, the compensation committee approved the following peer group set forth below and used this peer group to inform compensation decisions for 2023:

Adaptimmune Therapeutics plc	IGM Biosciences, Inc.	Precision BioSciences, Inc.

Alector, Inc.	Jounce Therapeutics, Inc.	REGENXBIO, Inc.

AnaptysBio, Inc.	Kura Oncology, Inc.	Repare Therapeutics, Inc.(1)

Atara Biotherapeutics, Inc.	MacroGenics, Inc.	Replimune Group, Inc.(1)

C4 Therapeutics, Inc.(1)	Mersana Therapeutics, Inc.	Silverback Therapeutics, Inc.

CytomX Therapeutics, Inc.	NGM Biopharmaceuticals, Inc.	Sutro Biopharma, Inc.(1)

Gossamer Bio, Inc.	Poseida Therapeutics, Inc.

(1)

Added to the peer group in August 2022. The following companies were deleted from the peer group approved in August 2022: Allogene Therapeutics, Inc., Athira Pharma, Inc. and Harpoon Therapeutics, Inc.

Our compensation committee uses comparative data from our peer group as a reference when setting and adjusting executive compensation, but it does not target our overall program or any particular element of compensation to be at a particular percentile compared to our peers. Rather, our compensation committee uses a range of peer group data for each executive position for which data is available, along with an assessment of each executive’s performance, criticality and tenure, to ensure that our executive compensation program and its constituent elements are and remain competitive in relation to our peers.

Components of Compensation Package

In 2023, our executive compensation program consisted of three major components:

•	base salary;

•	annual cash bonuses based on a comparison of corporate performance to pre-set goals and objectives; and

•	long-term incentives, which in 2023, consisted of grants of stock options and restricted stock units.

In making 2023 compensation decisions, our compensation committee believed that each component of executive compensation must be evaluated and determined with reference to competitive market data, individual and Company-wide performance, our recruiting and retention goals, internal equity and consistency, and other information it deems relevant. As it evaluated executive compensation in 2023, the compensation committee believed that in the biopharmaceutical/biotechnology industry, long-term incentives such as stock options and restricted stock units are a primary motivator in attracting and retaining executives, in addition to salary and cash incentive bonuses.

The primary components of our 2023 executive compensation program are described in more detail below.

Base Salary

Annual base salary is designed to provide a competitive fixed rate of pay recognizing different levels of responsibility and performance within Zymeworks. This compensation component helps us to attract and retain highly qualified executives who have a history of proven success. In determining whether to increase the base salary for a particular executive, our compensation committee in discussions with our Chief Executive Officer (for executives other than the Chief Executive Officer) considers a variety of factors, including performance, length of service and criticality of role. The determination of base salary affects the amount of an executive’s cash bonus. The table below shows the base salaries of our named executive officers for 2023:

Name and Principal Position	2023 Base Salary ($)
Kenneth Galbraith, Chief Executive Officer, President and Chair of Board of Directors(1)	625,000
Christopher Astle, Former Senior Vice President and Chief Financial Officer(2)	410,000
Paul Moore, Chief Scientific Officer	465,000
Neil Klompas, Former President and Chief Operating Officer(3)	500,000

(1)

Mr. Galbraith has served as our Chief Executive Officer and Chair of our Board of Directors since January 2022. In addition, Mr. Galbraith has served as our President since June 2023 and previously served as our President from January 2022 to August 2022.

(2)	Dr. Astle joined Zymeworks in April 2021 and served as our Senior Vice President and Chief Financial Officer from February 2022 until his separation from Zymeworks at the end of March 2024.
(3)	Mr. Klompas resigned from the positions of President and Chief Operating Officer effective June 2023.

Cash Bonus

The cash bonus component is designed to provide our named executive officers with annual cash incentive awards based on achievement of certain goals and objectives. The awards represent pay at risk—they result in payment only if and to the extent certain goals and objectives are met—and do not affect decisions regarding other components of compensation. This compensation component motivates and rewards our named executive officers for outstanding performance.

Annual cash incentive compensation for our named executive officers is paid pursuant to the Company’s Executive Incentive Compensation Plan, which provides the compensation committee discretion to make changes to performance targets and bonus targets, to decrease, increase or eliminate bonuses and to change other terms and conditions related to annual incentive compensation, in each case as the compensation committee deems appropriate to meet the overarching retention and incentive goals associated with our executive bonus program.

Named executive officers are eligible to receive an amount targeted at a pre-determined percentage of their base salary established at the beginning of each year.

In January 2023, the compensation committee set annual target bonuses for each of our named executive officers as follows:

Name and Principal Position	2023 Target Bonus (% of Base Salary)
Kenneth Galbraith, Chief Executive Officer, President and Chair of Board of Directors(1)	60%
Christopher Astle, Former Senior Vice President and Chief Financial Officer(2)	35%
Paul Moore, Chief Scientific Officer	45%
Neil Klompas, Former President and Chief Operating Officer(3)	45%

(1)

Mr. Galbraith has served as our Chief Executive Officer and Chair of our Board of Directors since January 2022. In addition, Mr. Galbraith has served as our President since June 2023 and previously served as our President from January 2022 to August 2022.

(2)	Dr. Astle joined Zymeworks in April 2021 and served as our Senior Vice President and Chief Financial Officer from February 2022 until his separation from Zymeworks at the end of March 2024.
(3)

The compensation committee assigned a target bonus percentage for Mr. Klompas in January 2023. However, Mr. Klompas resigned from the positions of President and Chief Operating Officer effective June 2023. Pursuant to the Klompas Separation Agreement, Mr. Klompas was not eligible for any annual performance bonus with respect to the Company’s 2023 fiscal year. For more information regarding the Klompas Separation Agreement, see the section titled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control-Executive Employment Arrangements.”

At the beginning of each year, the compensation committee approves, or recommends that the Board of Directors approve, performance targets that are tied to the level of achievement of corporate and/or individual goals, and the compensation committee approves the weighting assigned to each goal. For 2023, the corporate and individual weighting was 100% corporate and 0% individual for all named executive officers. Achievement of corporate goals was a precondition for payment of bonuses with respect to 2023. Our compensation committee believed that this mix was appropriate in order to incentivize our management team to achieve our key corporate objectives.

After the end of the year, the compensation committee determines the performance bonus payable to each named executive officer based on the results achieved as compared to the performance targets established for a particular year. Depending on level of achievement, named executive officers may earn up to 150% of their respective target bonuses. There is no minimum bonus payable.

2023 Company Corporate Goals and Achievement

In January 2023, the Board of Directors approved corporate goals that were grouped into six main categories: (i) zanidatamab via the Jazz Partnership, (ii) zanidatamab via the BeiGene Partnership, (iii) zanidatamab zovodotin (ZW49), (iv) Early R&D (ZW171, ZW191 and emerging pipeline), (v) Platforms and Legacy Partnerships and (vi) Financial. In September 2023, the compensation committee updated certain of the corporate goals established at the beginning of the year related to zanidatamab zovodotin to align with our revised strategy with respect to zanidatamab zovodotin.

In January 2024, the compensation committee reviewed our performance against the corporate goals under the 2023 bonus plan, as revised in September 2023, and determined that these goals were achieved at the 87.25% level. Additional detail on these goals and the assessed achievement is set forth in the table below:

2023 Corporate Goal Category	Key Elements of Goal	Target Weight of Goal	Assessed Achievement
Zanidatamab via the Jazz Partnership	Advance clinical trials of zanidatamab, including: • enrollment of HERIZON-GEA-01; • finalize clinical study report for HERIZON-BTC-01; and • no material disruption to clinical drug supply of zanidatamab for any studies being conducted by us or Jazz. Successful interactions with U.S. and non-U.S. regulators. Presentation of data. Certain cost recoveries under our agreements with Jazz.	25% for base goals; an additional 12.5% for stretch goals	18.25%

Zanidatamab via the BeiGene Partnership	Advance clinical trials of zanidatamab including: • enrollment of HERIZON-GEA-01; • finalize clinical study report for HERIZON-BTC-01; and • no material disruption to clinical drug supply of zanidatamab for any studies being conducted by BeiGene. Presentation of data. Support of BeiGene’s interactions with regulatory authorities.	10% for base goals; an additional 5% for stretch goals	10.0%

Zanidatamab Zovodotin (ZW49)	Advance clinical trials of zanidatamab zovodotin, including: • advancement of Phase 2 NSCLC trial; and • no material disruption to clinical drug supply of zanidatamab zovodotin for clinical trials. Successful interactions with U.S. and non-U.S. regulators. Presentation of data. Negotiation of collaboration agreements.	10% for base goals; an additional 5% for stretch goals	7.0%

Early R&D (ZW171, ZW191 and emerging pipeline)	Complete IND enabling studies for ZW171 and ZW191. Complete GMP manufacturing of ZW171 and ZW191 to support clinical supplies requirements. Select second Topo1-based ADC IND molecule and fourth IND development candidate. Successful interactions with U.S. and non-U.S. regulators. Presentation of data. Revenue from upfront, research option and development payments.	40% for base goals; an additional 20% for stretch goals	45.0%

Platform & Legacy	Goals relating to our collaboration agreements.	5% for base goals; an additional 2.5% for stretch goals	0%

Financial	Improve Zymeworks’ financial position, including securing additional financing, and a related stretch goal.	10% for base goals; an additional 5% for stretch goals	7.0%

Total		100% for base goals; bonuses capped at 150%	87.25%

Given the Company’s strong performance against its 2023 corporate goals, the compensation committee determined that these goals were achieved at the 87.25% level and approved 2023 bonuses for our named executive officers as follows:

Name and Principal Position	2023 Bonus(1)
Kenneth Galbraith, Chief Executive Officer, President and Chair of Board of Directors	$327,188
Christopher Astle, Former Senior Vice President and Chief Financial Officer(2)	$125,204
Paul Moore, Chief Scientific Officer	$182,571
Neil Klompas, Former President and Chief Operating Officer(3)	—

(1)

Bonus amounts for all named executive officers are determined in U.S. dollars, and the table above reflects this determination in U.S. dollars. However, the 2023 bonuses for Dr. Astle and Dr. Moore were paid in Canadian dollars and the 2023 bonus for Mr. Galbraith was paid in British pounds, based on conversion rates in effect at the time of payment.

(2)	Dr. Astle joined Zymeworks in April 2021 and served as our Senior Vice President and Chief Financial Officer from February 2022 until his separation from Zymeworks at the end of March 2024.
(3)	Mr. Klompas resigned from the positions of President and Chief Operating Officer effective June 2023, and therefore did not receive a bonus with respect to 2023.

Long-Term Incentives

Our Amended and Restated Stock Option and Equity Compensation Plan (the “Equity Compensation Plan”) authorizes us to make grants to eligible recipients of stock options, restricted stock, restricted stock units and other share-based awards, to attract, retain, motivate and reward qualified directors and employees and to enable and encourage such directors and employees to acquire shares of common stock as long-term investments.

In January 2023, the Company granted a mix of stock options and restricted stock units to our named executive officers. The compensation committee believes this approach aligns the interests of our executives (including those of our named executive officers) with our stockholders’ interests by rewarding for improvements in stock price over a period of time. The Company issues stock options and restricted stock units to reward for future performance and appreciation. Because stock options only have value if our stock price increases relative to the stock option’s exercise price, we consider them to be an important performance-based tool that encourages our named executive officers to focus on driving increases to stockholder value. Restricted stock units play an important role in our executive compensation program because they provide some value even during periods of stock price or market volatilities, provide retention incentives during the vesting period, and reinforce a culture of ownership. By granting restricted stock units, the Company can also reduce the dilutive effect of the equity incentive awards in the form of stock options, which benefits our stockholders over time. In addition, the vesting feature of our stock awards contributes to executive retention by providing an incentive to our executives to remain employed by us during the vesting period. For 2023, we determined that annual grants to our named executive officers in the form of a 50/50 value mix of stock options and restricted stock units was most appropriate to reflect the continued change in the market and the evolution of our compensation program away from an options-only approach. The compensation committee evaluates the long-term incentive programs for each year, and the appropriate mix of equity awards to grant to our executive officers for the applicable year. In future years, the compensation committee may approve a different mix of equity awards if it determines necessary or appropriate to achieve our compensation objectives.

The option exercise price may not be less than the closing price of our common stock on the date of grant. For the 2023 stock option grants to our named executive officers, 25% of the granted options is scheduled to vest on the first anniversary of grant date (subject to continued service and any applicable acceleration of vesting provisions in their employment agreements, as described below). On the last day of each month thereafter, a further 1/36th of the total number of remaining granted options is scheduled to vest.

Each restricted stock unit represents the right to receive one share of our common stock upon vesting of that unit, without the payment of an exercise price or other cash consideration for the issued shares of common stock. For the 2023 restricted stock unit grants to our named executive officers, 1/3rd of the restricted stock units are scheduled to vest on each anniversary of the grant date (subject to the named executive officer’s continued service and subject to any applicable acceleration provisions in the Equity Compensation Plan or in the named executive officer’s employment agreement).

The following table shows information regarding stock option and restricted stock unit grants to each of our named executive officers made during the year ended December 31, 2023:

Name	Grant Date	Restricted Stock Units Granted (#)(1)	Stock Options Granted (#)(2)	Exercise Price of Stock Options ($/Sh)(3)	Grant Date Fair Value of Stock and Option Awards ($)(4)
Kenneth Galbraith	1/5/2023	—	215,000	8.00	1,194,627
	1/5/2023	143,000	—	—	1,144,000
Christopher Astle	1/5/2023	—	47,000	8.00	257,602
	1/5/2023	31,500	—	—	252,000
Paul Moore	1/5/2023	—	77,500	8.00	397,571
	1/5/2023	51,500	—	—	412,000
Neil Klompas	1/5/2023	—	87,500	8.00	328,363
	1/5/2023	58,500	—	—	468,000

(1)

Restricted stock units vest in three equal annual installments beginning on January 5, 2024, subject to the optionee’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(2)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant, subject to the optionee’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(3)	The exercise price of the stock options is the closing price of the Company’s stock on the Nasdaq on the grant date.
(4)

The amounts set forth in this column reflect the grant date fair value for restricted stock unit awards and stock option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation – Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements – Summary of Significant Accounting Policies – Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements – Stockholders’ Equity-Stock Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2023.

Previous grants are taken into account when considering new option and restricted stock unit grants, as well as other factors such as market data, retention and incentive considerations, internal equity, Company performance and prior and expected future individual contributions. Decisions regarding long-term incentives do not affect decisions regarding other components of compensation.

Benefits and Perquisites

Other compensation to our named executive officers primarily consists of participation in our broad-based employee benefit plans. Named executive officers are eligible to participate in all our employee benefit plans, in each case on the same basis as other employees in the entity in which they are employed, including a retirement savings plan for those employed in Canada, a 401(k) plan for those employed in the United States, and pension plans for those employed in Ireland and the United Kingdom. Our named executive officers also are eligible to participate in our employee stock purchase plan on the same terms as our other eligible employees.

Currently, we do not view perquisites or other personal benefits as a material component of our executive compensation program. However, we do provide certain perquisites to our named executive officers in situations where we believe it is appropriate to assist an individual in the performance of his or her duties, to make them more efficient and effective, and for recruitment and retention purposes.

In addition, consistent with our philosophy regarding personal benefits, and as further described in “Executive Compensation—Executive Employment Arrangements and Potential Payments upon Termination or Change in Control,” to encourage and facilitate Dr. Moore’s relocation to Canada, we provide him with certain reimbursements for relocation expenses, as well as a gross-up to make sure such payments are tax neutral to him, tax equalization payments to neutralize any increase in his taxes as a result of his relocation, and tax preparation assistance for two years following his relocation. The compensation committee believes these benefits were appropriate to enable a smooth relocation for Dr. Moore and to allow him to keep his focus on the business rather than on the costs and burdens of the relocation.

Similarly, in November 2022, we amended Dr. Astle’s employment agreement to provide certain corporate housing benefits based on need (as determined in the Company’s discretion) in the Vancouver, British Columbia metropolitan area. In addition to the corporate housing benefits, we provided for a gross-up to Dr. Astle for the impact of any tax withholding related to the corporate housing benefits. The compensation committee believes that these corporate housing benefits were important to allow Dr. Astle to be on-site at our offices in Vancouver as needed, increase his ability to work efficiently, and focus his efforts on the business rather than travel and housing considerations.

We also provide certain personal benefits to Mr. Galbraith, which were negotiated as part of Mr. Galbraith’s initial January 2022 employment agreement and subsequent amendments, including the most recent amendment in January 2024. These benefits were provided in order to induce him to initially join and later to remain with the Company and to increase his ability to work efficiently. These benefits include certain housing, travel, relocation, and certain tax equalization and gross-up benefits, as described in “Executive Compensation – Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” In late 2022 and again in January 2024, we amended Mr. Galbraith’s employment agreement to extend the time period for certain benefits, as described in “Executive Compensation – Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” The compensation committee approved the extension of these benefits as it believed that doing so would assist Mr. Galbraith in the continued performance of his duties and continue to aid in his efficiency.

In the future, we may continue to provide perquisites or other personal benefits in circumstances where we believe it is appropriate to assist an individual named executive officer in the performance of his or her duties, to make him or her more efficient and effective, and for recruitment, motivation or retention purposes.

Potential Payments upon Termination or Change in Control

Certain of our executives, including each of our named executive officers who remain current employees, are parties to employment agreements with us which set forth conditions of employment and the payments that will be made upon termination of their employment. Additional discussion of the employment agreements with our named executive officers is set forth below under “Executive Compensation-Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.” We believe that these protections are necessary to provide our valuable named executive officers with incentives to forego other employment opportunities and to maintain continued focus and dedication to their responsibilities to maximize stockholder value, including if there is a potential transaction that could involve a change in control, without undue concern that the officer will be terminated and lose his or her income and benefits. We believe the level of severance and change in control benefits provided is appropriate and is necessary to attract and retain key employees.

In May 2023, in connection with Mr. Klompas’ cessation of employment with Zymeworks, we and Mr. Klompas entered into a separation agreement that provided for certain severance payments and benefits to Mr. Klompas in consideration for a release of claims in favor of us, effective June 2023. In April 2024, in connection with Dr. Astle’s cessation of employment with Zymeworks, we and Dr. Astle entered into a separation agreement that provided for certain benefits to Dr. Astle in exchange for a release of claims and compliance of certain ongoing covenants. We believe that these separation arrangements were appropriate in light of Mr. Klompas’ and Dr. Astle’s contributions to Zymeworks, and generally believe it is favorable to us to obtain a release of claims even in the event of a mutual agreement to separate from employment. We also entered into a consulting service agreement with Mr. Klompas pursuant to which he assists us with certain transitional matters. We entered into the consulting service agreement in order to provide a smooth transition of Mr. Klompas’ duties and responsibilities and to allow us to benefit from his ongoing input and expertise on certain matters. Additional discussion of these arrangements is set forth below under “Executive Compensation-Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

Summary Compensation Table

The following table presents the compensation awarded to, earned by or paid to each of our named executive officers for the years ended December 31, 2023 and December 31, 2022. We do not have non-qualified deferred compensation.

Name and Principal Position	Year	Salary ($)(1)		Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(1)(3)	All Other Compensation ($)(1)		Total ($)
Kenneth Galbraith, Chair, President & CEO(4)	2023	625,452		1,144,000	1,194,627	321,651	89,146	(5)	3,374,876
	2022	582,481		879,000	5,044,999	537,728	81,249	(6)	7,125,457
Christopher Astle, Former SVP & CFO(7)	2023	410,093		252,000	257,602	124,895	147,230	(8)	1,191,820
	2022	358,749		—	593,772	203,048	159,436	(9)	1,315,005
Paul Moore, CSO(10)	2023	465,784		412,000	397,571	182,120	224,762	(11)	1,682,237
Neil Klompas, Former President & COO(12)	2023	321,568	(13)	468,000	328,363	—	1,007,801	(14)	2,125,732
	2022	503,795	(15)	—	950,036	330,699	23,878	(16)	1,808,408

(1)

Salary, non-equity incentive plan compensation (bonuses) and amounts in the “All Other Compensation” column for all named executive officers are determined in U.S. dollars. However, 2023 and 2022 cash compensation amounts for Mr. Klompas and Dr. Astle, and a portion of 2023 cash compensation amounts for Dr. Moore, were paid in Canadian dollars and have been converted to U.S. dollars for the purposes of the table. For 2023 and 2022, the U.S. dollar per Canadian dollar exchange rates used for such conversions were 0.7410 and 0.7685, which were the average annual Bank of Canada exchange rates for 2023 and 2022, respectively. Cash compensation amounts for Mr. Galbraith were paid in British pounds and have been converted to U.S. dollars for the purposes of the table. For 2023 and 2022 the U.S. dollar per British pound exchange rate used for such conversion were 1.2437 and 1.2354, which were the average annual Bank of Canada exchange rate for 2023 and 2022, respectively.
(2)

The amounts set forth in these columns reflect the aggregate grant date fair value for restricted stock unit awards and option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements - Summary of Significant Accounting Policies - Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements - Shareholders’ Equity - Stock Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2023.

(3)

The amounts reflect the dollar value of incentive bonuses paid in 2024 and 2023 for performance during 2023 and 2022, respectively, as discussed further above under “Executive Compensation - Components of Compensation Package - Cash Bonus.”

(4)

Mr. Galbraith has served as our Chief Executive Officer and Chair of our Board of Directors since January 2022. In addition, Mr. Galbraith has served as our President since June 2023 and previously served as our President from January 2022 to August 2022.

(5)

Of the total amount for 2023, (i) $53,260 represents accommodation benefits, (ii) $6,547 represents Company contributions to a defined contribution pension plan, (iii) $746 represents life insurance premiums through our group extended benefit plan, (iv) $17,593 represents airfare for immediate family members in accordance with the terms of Mr. Galbraith’s employment agreement, and (v) $11,000 represents an estimated tax equalization payment (which includes $6,000 for estimated tax gross-up) in connection with taxation attributable to the performance of work outside the United Kingdom.

(6)

Of the total amount for 2022, (i) $45,724 represents accommodation benefits, (ii) $20,263 represents Company contributions to a defined contribution pension plan, (iii) $2,158 represents life insurance premiums through our group extended benefit plan, and (iv) $13,104 represents airfare for immediate family members in accordance with the terms of Mr. Galbraith’s employment agreement.

(7)	Dr. Astle joined Zymeworks in April 2021 and served as our Senior Vice President and Chief Financial Officer from February 2022 until his separation from Zymeworks at the end of March 2024.
(8)

Of the total amount for 2023, (i) $131,229 represents accommodation benefits (which includes $61,021 for tax gross-up), (ii) $13,289 represents Company contributions to our registered retirement savings plan, and (iii) $2,712 represents life insurance premiums through our group extended benefit plan.

(9)

Of the total amount for 2022, (i) $136,960 represents accommodation benefits (which includes $63,686 for tax gross-up), (ii) $21,525 represents Company contributions to our registered retirement savings plan, and (iii) $951 represents life insurance premiums through our group extended benefit plan.

(10)

Dr. Moore has served as our Chief Scientific Officer since July 2022. Dr. Moore was not a named executive officer in 2022. As such, Dr. Moore’s compensation for 2022 is not included in the table above.

(11)

Of the total amount for 2023, (i) $41,496 represents accommodation benefits, (ii) $163,115 represents relocation expenses (which includes $77,334 for tax gross-up), (iii) $19,800 represents Company contributions to our 401(k) plan, and (iv) $351 represents life insurance premiums through our group extended benefit plan.

(12)

Mr. Klompas served as our Chief Operating Officer and Chief Financial Officer until February 2022, as our Chief Operating Officer from February 2022 until August 2022, and as our President and Chief Operating Officer from August 2022 to June 2023.

(13)	Included in the total amount for 2023 is $54,942 which represents payment of accrued vacation.
(14)

Of the total amount for 2023, (i) $990,970 represents severance payments and benefits under a separation agreement, (ii) $15,998 represents Company contributions to our registered retirement savings plan and, (iii) $833 represents life insurance premiums through our group extended benefit plan.

(15)	Included in the total amount for 2022 is $47,624 which represents payment of accrued vacation.

(16)

Of the total amount for 2022, (i) $23,004 represents Company contributions to our registered retirement savings plan and (ii) $874 represents life insurance premiums through our group extended benefit plan.

Outstanding Equity Awards at 2023 Year End

The following table lists all outstanding equity awards granted in Canadian dollars under our Second Amended and Restated Stock Option Plan, as amended (the “Original Plan”) and equity awards granted in U.S. dollars under the Equity Compensation Plan and our Inducement Stock Option and Equity Compensation Plan (the “Inducement Plan”) held by our named executive officers as of December 31, 2023:

	Option Awards						Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options (#) Exercisable(1)	Number of Securities Underlying Unexercised Options (#) Unexercisable(1)	Option Exercise Price ($)		Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(2)(3)
Kenneth Galbraith	1/15/2022	250,000	250,000	14.97		1/14/2023	—		—
	1/5/2023	—	215,000	8.00		1/4/2033	—		—
	12/22/2022	—	—	—		—	100,000	(4)	1,039,000
	1/5/2023	—	—	—		—	143,000		1,485,770
Christopher Astle	5/17/2021	11,500	5,750	26.68	(5)	5/16/2031	—		—
	3/10/2022	57,292	67,708	7.00		3/9/2022	—		—
	1/5/2023	—	47,000	8.00		1/4/2033	—		—
	1/5/2023	—	—	—		—	31,500		327,285
Paul Moore	7/18/2022	75,000	125,000	5.82		7/17/2032	—		—
	1/5/2023	—	77,500	8.00		1/4/2033	—		—
	1/5/2023	—	—	0.00		—	51,500		535,085
Neil Klompas	1/1/2015	23,464	—	10.70		1/1/2025	—		—
	1/29/2016	125,700	—	8.97		1/29/2026	—		—
	2/3/2017	35,615	—	16.75		2/3/2027	—		—
	6/12/2017	85,000	—	9.82		6/12/2027	—		—
	3/19/2018	75,000	—	11.84		3/18/2028	—		—
	1/8/2019	90,000	—	15.53		1/7/2029	—		—
	3/27/2019	15,000	—	15.23		3/26/2029	—		—
	3/10/2020	43,125	1,875	35.20		3/9/2030	—		—
	3/10/2021	34,531	14,219	34.82		3/9/2031	—		—
	3/10/2022	91,667	108,333	7.00		3/9/2032	—		—
	1/5/2023	—	87,500	8.00		1/4/2033	—		—
	3/10/2021	—	—	—		—	2,709		28,147
	1/5/2023	—	—	—		—	58,500		607,815

(1)

Options vest and become exercisable with respect to (i) 25% of the underlying shares one year after the grant date and (ii) the remainder of the underlying shares in 36 equal monthly installments following the first anniversary of the date of grant, subject to the optionee’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(2)

Unless otherwise noted, restricted stock units vest in three equal annual installments on each of the first, second, and third anniversaries of the date of grant, subject to the holder’s continued service through each vesting date and any applicable acceleration of vesting provisions described under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(3)	Market value of restricted stock units that have not vested is based on the closing price of the Company’s common shares on Nasdaq on December 29, 2023, which was $10.39 per share.
(4)

These restricted stock units vest on the third anniversary of the date of grant, subject to the holder’s continued service. Pursuant to the terms of Mr. Galbraith’s grant agreement with respect to these restricted stock units, (i) if Mr. Galbraith’s employment is terminated by the Company without cause, 100% of the restricted stock units will fully vest, and (ii) if on or within twelve months following a change of control (as defined in Mr. Galbraith’s employment agreement) or within three months prior to a change of control, Mr. Galbraith’s employment with the Company terminates due to his resignation for good reason, 100% of the restricted stock units will fully vest, in each case of (i) and (ii) subject to Mr. Galbraith having entered into a valid and enforceable settlement agreement with the Company on terms satisfactory to the Company. These restricted stock units also are subject to the applicable acceleration of vesting provisions described for Mr. Galbraith under the section below entitled “Executive Employment Arrangements and Potential Payments upon Termination or Change in Control.”

(5)

These options were granted with exercise prices denominated in Canadian dollars. The U.S. dollar per Canadian dollar exchange rate used to convert option exercise price to U.S. dollars was 0.7410, which was the average annual Bank of Canada exchange rate for 2023.

Pension Benefits

We do not have any qualified or non-qualified defined benefit pension plans.

Non-qualified Deferred Compensation

We do not have any non-qualified defined contribution plans or other deferred compensation plans.

Registered Retirement Savings Plan

Our executive officers resident in Canada are eligible, along with all other employees resident in Canada, to participate in our registered retirement savings plan (“RRSP”) matching program. Under this program, we match the amount contributed by each executive officer into a group RRSP plan, up to a pre-determined percentage of annual salary. Upon the formal approval of the compensation committee in November 2016, we began matching executive officers’ contributions to the group RRSP up to 5.5% of annual salary. Effective January 1, 2020, we began matching executive officers’ contributions to the group RRSP up to 6.0% of annual salary. Generally, company matching contributions will not exceed 50% of the maximum annual RRSP dollar limit as specified by the Canada Revenue Agency in any given year.

401(k) Plan

Our executive officers resident in the United States are eligible, along with all other U.S.-based employees, to participate in a 401(k) plan. Under this plan, we match the amount contributed by each executive officer into a 401(k) plan up to a predetermined percentage of annual salary. Upon the formal approval of the compensation committee in November 2016, we began matching executive officer’s contributions to a 401(k) plan up to 5.5% of annual salary (increased to 6.0% effective January 1, 2020), with company matching contributions not to exceed the annual personal and Age 50 Catch Up contribution limit (if applicable) set by the Internal Revenue Service, or the IRS, in any given year.

Executive Employment Arrangements and Potential Payments upon Termination or Change in Control

Executive Employment Arrangements

Key provisions of the employment agreements for our named executive officers are described below.

Kenneth Galbraith

In connection with Mr. Galbraith’s appointment as President and Chief Executive Officer in January 2022, Mr. Galbraith entered into an employment agreement with us (the “Original Agreement”), on December 30,

2022 Zymeworks BC Inc. and Zymeworks Management Inc., our subsidiaries, and Mr. Galbraith entered into an amendment to the Original Agreement (the “First Amendment”), and on January 3, 2024, Zymeworks BC Inc. and Mr. Galbraith entered into a second amendment (the “Second Amendment” and the Original Agreement, as amended by the First Amendment and the Second Amendment, the “Galbraith Employment Agreement”). The Galbraith Employment Agreement does not have a specific term. The Second Amendment established Mr. Galbraith’s principal place of employment as the United Kingdom, or another location as agreed upon between the parties, which removes the requirement for Mr. Galbraith to relocate to Vancouver, British Columbia or Seattle, Washington, and incorporated certain extensions of compensation and benefit provisions, as described below.

Pursuant to the Galbraith Employment Agreement, Mr. Galbraith is entitled to the following compensation and benefits:

•

An annual base salary of $600,000, with eligibility to earn an annual discretionary bonus of up to 60% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors. Mr. Galbraith’s current annual base salary is $655,000 and his target annual discretionary bonus remains at 60% of his annual base salary;

•

Options, which were granted to Mr. Galbraith in 2022, to purchase 500,000 of our common shares at an exercise price per share equal to the fair market value on the date of grant (the “Inducement Options”). 25% of the Inducement Options vest and become exercisable on the one-year anniversary of the date of grant, and thereafter 1/36th of the remaining Inducement Options will vest on the last day of each month, until all of the Inducement Options have vested, subject to Mr. Galbraith’s continued service;

•

Eligibility to participate in our employee benefit plans, policies and arrangements that, in the aggregate, are reasonably consistent with other executive officers generally, as well as reimbursement for certain fees and costs related to membership in certain professional associations and professional development;

•	Enrollment in a qualifying pension scheme under the UK Pensions Act 2008;

•

Prior to the Second Amendment, the Galbraith Employment Agreement provided for reimbursement of relocation expenses up to a maximum gross amount of $300,000, grossed up for the impact of any tax withholding, for reasonable moving expenses incurred by Mr. Galbraith and his immediate family during relocation from Mr. Galbraith’s primary residence to Vancouver, British Columbia or Seattle, Washington if he relocated on or before July 15, 2024 (under the Original Agreement, this related to a relocation within the first eighteen months of employment), with the total amount reimbursed under this provision required to be repaid if Mr. Galbraith’s employment had terminated within three years (two years under the Original Agreement) following the effective date of employment. The Second Amendment removed the requirement to relocate, and deleted this provision regarding relocation expenses;

•

Temporary housing for Mr. Galbraith in Vancouver, British Columbia, grossed up for the impact of any tax withholding. The First Amendment had provided for this benefit through the earlier of Mr. Galbraith’s relocation or July 15, 2024, and under the Original Agreement, this was through the earlier of Mr. Galbraith’s relocation or the date that is 18 months following the effective date of employment;

•

Reimbursement of reasonable travel and living expenses when traveling from his home to Vancouver, British Columbia or Seattle, Washington for his employment duties, as well as reimbursement or Company payment for reasonable airfare and lodging expenses for Mr. Galbraith and his immediate family for one trip per calendar year to Vancouver, British Columbia or Seattle, Washington, as applicable (under the Original Agreement, this related to trips that occurred prior to the end of 2023 under the Original Agreement, and under the First Amendment, to trips that occurred prior to the end of 2024);

•

A tax equalization payment if Mr. Galbraith is subject to income taxation or other taxation outside of the United Kingdom during the period of his employment, grossed up for the impact of any tax withholding, and tax preparation services;

•

If we terminate Mr. Galbraith’s employment during his first three years of employment, then Mr. Galbraith will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of his employment, if we terminate Mr. Galbraith’s employment, Mr. Galbraith will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Mr. Galbraith will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan;

•

In the event of termination on death or disability, as defined in our long-term disability plan or policy then in effect with respect to him, Mr. Galbraith, or his estate, will receive (x) a lump sum payment equal to the difference between (1) eighteen months of base salary plus target annual cash bonus as of the date of death or disability and (2) the amount that Mr. Galbraith or his estate will receive as a result of death or disability under our applicable insurance policies in effect as of the date of termination, (y) group extended health and dental benefits continuation for his surviving family members for eighteen months (or lump sum payment for the premium costs of such benefits in lieu thereof), and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants made to Mr. Galbraith as of the date of death or disability;

•

If Mr. Galbraith’s employment is terminated by us without cause on or within twelve months following, or within three months prior to, a change of control (as defined in the Galbraith Employment Agreement), Mr. Galbraith will be eligible to receive (x) a lump sum payment of eighteen months of base salary and 100% of target annual cash bonus as of the date of termination, (y) group extended health and dental benefits continuation as of the date of termination for eighteen months (or lump sum payment for the premium costs of such benefit plans in lieu thereof) and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Mr. Galbraith entering into a valid settlement agreement with us; and

•

In addition, the Galbraith Employment Agreement requires Mr. Galbraith, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Galbraith Employment Agreement also requires Mr. Galbraith not to solicit our employees or consultants to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

On August 4, 2022, Mr. Galbraith ceased to serve in the role of our President, which role was then assumed by Mr. Klompas, and Mr. Galbraith continued in the role of Chair of the Board of Directors and Chief Executive Officer. Effective upon Mr. Klompas’ departure in June 2023, Mr. Galbraith was re-appointed as our President. The compensatory and other material terms of Mr. Galbraith’s employment with us were unchanged in connection with his re-appointment as our President.

On March 31, 2024, Dr. Astle ceased to serve in the positions of Senior Vice President and Chief Financial Officer, including as principal financial officer and principal accounting officer. In connection with Dr. Astle’s separation, Mr. Galbraith was appointed interim Chief Financial Officer and continued in his roles as Chair of the Board, President and Chief Executive Officer and assumed the duties of principal financial officer and principal accounting officer. In connection with Ms. Patterson’s start date, on September 1, 2024, Mr. Galbraith resigned from the positions of interim Chief Financial Officer and as principal financial officer and principal accounting officer of the Company. The compensatory and other material terms of Mr. Galbraith’s employment with the Company were unchanged in connection with his appointment and subsequent resignation as interim Chief Financial Officer, principal financial officer and principal accounting officer.

Neil Klompas

On August 4, 2022, the Board of Directors appointed Mr. Klompas as our President, effective August 4, 2022. Mr. Klompas continued in the role of Chief Operating Officer following his appointment as our President. The compensatory and other material terms of Mr. Klompas’ employment with us, described below, were unchanged in connection with his appointment as President. Effective June 30, 2023, Mr. Klompas stepped down as our President and Chief Operating Officer and separated from employment. In May 2023, in anticipation of Mr. Klompas’ departure, Zymeworks BC Inc. and Mr. Klompas entered into a separation agreement and release (the “Klompas Separation Agreement”) providing for certain benefits, including:

•

A lump sum payment of $1,000,000, equivalent to twenty-four (24) months of his then-current base salary, which payment was subject to Mr. Klompas not being terminated for cause prior to the June 30, 2023 (Mr. Klompas was not terminated for cause prior to such date and therefore became entitled to this payment). Mr. Klompas was not eligible for any annual performance bonus with respect to our 2023 fiscal year;

•

Eligibility for Mr. Klompas and his spouse to participate in our employee benefit plans for the lesser of (a) twenty-four (24) months following June 30, 2023 and (b) the date of enrollment in the benefit plans of a new employer;

•

Payments of $7,500 for professional development and continuing educational courses and $2,500 for legal fees incurred in the review of the Klompas Separation Agreement, and reimbursement for laptop and provision of related peripherals;

•

Entry into a consulting services agreement (the “Klompas Consulting Agreement”), whereby Mr. Klompas will assist with certain transitional matters at the request and direction of Zymeworks BC Inc. on an as needed basis. The Klompas Consulting Agreement became effective on June 30, 2023 and is scheduled to expire on June 30, 2025. Mr. Klompas will be entitled to continued vesting and exercise benefits for outstanding stock options and restricted stock units under our equity incentive plans for the duration of the Klompas Consulting Agreement as well as certain cash payments at a rate of $300/hour for any services provided in excess of five hours per week. If a change of control (as such term is defined in the Equity Compensation Plan) had occurred prior to the expiration or earlier termination of the Klompas Consulting Agreement, any unvested options and restricted stock units held by Mr. Klompas immediately prior to such change of control that would have vested on or prior to June 30, 2025 had Mr. Klompas remained as a service provider through such date, would have been accelerated such that they would have been vested as of immediately prior to and contingent upon such change of control. Following the termination of the Klompas Consulting Agreement, and provided that Mr. Klompas (i) had not been terminated for cause prior to June 30, 2023 (Mr. Klompas was not terminated for cause prior to such date) and (ii) timely executed a supplemental release agreement, Mr. Klompas will have the period from the termination of the Klompas Consulting Agreement to June 30, 2026 to exercise any vested Company stock options, subject to any such options’ earlier expiration during such period; and

•	Reimbursement for all reasonable and documented business expenses actually and properly incurred in relation to Zymeworks BC Inc.’s and our business up to June 30, 2023.

In addition to providing a release of claims in favor of the Company, the Klompas Separation Agreement reaffirmed Mr. Klompas’ agreement to be bound by the confidentiality provisions and the restrictive covenants of his employment agreement, which include a requirement that Mr. Klompas not solicit our employees to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us, and a requirement, modified by the Klompas Separation Agreement, that he will not compete with us, while employed by us and for up to six months following the termination of his employment, either directly or indirectly, with respect to certain aspects of our business with which he was materially involved in the last 12 months of his employment with us.

Prior to Mr. Klompas’ separation from employment with us, Mr. Klompas was subject to an employment agreement with us, which had been entered into with him on January 25, 2007 and amended from time to time, as well as to the later Klompas Promotion Letter, described below.

The 2007 employment agreement with Mr. Klompas had set forth the initial terms and conditions of his employment and had provided for his initial base salary and initial equity award, and which included, among other things, provisions regarding confidentiality, ownership of developments, non-competition and non-solicitation, as well as eligibility for our incentive plans, reimbursements for certain professional association memberships and professional development fees and costs, and the ability to participate in generally available benefits. This agreement was amended on October 23, 2007, and January 1, 2014. On January 17, 2017, we entered into an amended and restated employment agreement with Mr. Klompas that superseded and replaced the January 2007 agreement, as amended, and set forth revised termination and change of control provisions. Under the revised not-for-cause termination severance provisions, during the first three years of employment, Mr. Klompas was entitled to 12 months of written notice or payment in lieu of notice equal to 12 months of his base salary and continuation of benefits for 12 months, or any combination thereof. Commencing in the fourth year of employment, Mr. Klompas was entitled to an additional one month’s notice, or the equivalent base salary and continuation of benefits, or any combination thereof, for each additional completed year of service, up to a total maximum of 18 months. If Mr. Klompas were terminated without cause within 12 months following a change of control, he would have received severance equal to 18 months of his base salary, continuation of benefits for 18 months and full vesting acceleration of all unvested stock options or other equity grants made as at that date. Any severance payments payable under the agreement in excess of any minimum required by certain applicable laws were conditional upon Mr. Klompas’ release of claims against us.

In connection with Mr. Klompas’ appointment as Chief Operating Officer in January 2022, we provided Mr. Klompas with a promotion letter (the “Klompas Promotion Letter”), which reflected increases to his then-current base salary and annual bonus opportunity. In January 2023, Mr. Klompas’ base salary was increased to $500,000, which increase was given retroactive effect to August 4, 2022 in connection with his appointment as President, and his annual target bonus remained at 45% of his base salary.

Christopher Astle

Prior to Dr. Astle’s separation from employment with us, Dr. Astle was subject to an employment agreement dated April 1, 2021, which was amended and restated as of February 24, 2022 and further amended on November 17, 2022 (as amended, the “Astle Employment Agreement”). The Astle Employment Agreement did not have a specific term. Dr. Astle’s employment was terminated without cause and he separated from employment effective March 31, 2024 (the “Separation Date”). In April 2024, Zymeworks BC Inc. and Dr. Astle, entered into a separation agreement and release (the “Astle Separation Agreement”) described in greater detail below, which provided for consideration to Dr. Astle in lieu of the severance payments and benefits to which Dr. Astle otherwise may have become entitled to under the Astle Employment Agreement.

Pursuant to the Astle Employment Agreement, Dr. Astle was entitled to the following compensation and benefits:

•

An annual base salary of $375,000, with eligibility to earn an annual discretionary bonus of up to 35% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors. Dr. Astle’s annual base salary at the time of separation was $425,000 and his target annual discretionary bonus for 2024 had been set at 40% of his annual base salary;

•

Options, which were granted to Dr. Astle in 2022, to purchase 125,000 of our common shares at an exercise price per share equal to the fair market value on the date of grant. The options were granted under the Equity Compensation Plan. 25% of the options vested and became exercisable on the one-year anniversary of the date of grant, and thereafter 1/36th of the remaining options vested on the last day of each month, until Dr. Astle’s separation;

•

Eligibility to participate in our employee benefit plans, policies and arrangements, as well as reimbursement for certain fees and costs related to membership in certain professional associations and professional development;

•

In the event of termination of Dr. Astle’s employment without cause prior to April 1, 2024, Dr. Astle was eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of his employment, in the event of termination of Dr. Astle’s employment without cause, Dr. Astle would have been eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service after April 1, 2024, up to a total maximum of eighteen months. Upon termination without cause, Dr. Astle was also eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan. Any such payments would have been subject to Dr. Astle entering into a valid settlement agreement with us;

•

In the event of termination of Dr. Astle’s employment without cause on or within twelve months following a change of control (as defined in the Astle Employment Agreement), Dr. Astle would have been eligible to receive (x) eighteen months of base salary, (y) group extended health and dental benefits continuation as of the date of termination for eighteen months and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Any such payments would have been subject to Dr. Astle entering into a valid settlement agreement with us; and

•

In addition, the Astle Employment Agreement required Dr. Astle, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Astle Employment Agreement also required Dr. Astle not to solicit our employees to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

The November 17, 2022 amendment to the Astle Employment Agreement provided Dr. Astle with certain corporate housing benefits based on need (as determined in our discretion) in the Vancouver, British Columbia metropolitan area. In addition to the corporate housing benefits, the amendment provided for a gross-up to Dr. Astle for the impact of any tax withholding related to the corporate housing benefits.

In April 2024, Zymeworks BC Inc. and Dr. Astle, entered into the Astle Separation Agreement providing for certain benefits in exchange for a release of claims by Dr. Astle and compliance with certain ongoing covenants, including:

•	Payment of $425,000, less applicable withholdings, equivalent to twelve (12) months of Dr. Astle’s base salary prior to the Separation Date;

•

Maintenance by Zymeworks BC Inc. of the applicable health and dental benefit plans in place for Dr. Astle immediately prior to the Separation Date, subject to the terms and conditions of such plans, for the lesser of (a) twelve (12) months following the Separation Date and (b) the date of enrollment in the benefit plans of a new employer; and

•	Reimbursement for all reasonable and documented business expenses actually and properly incurred in relation to Zymeworks BC Inc.’s and the Company’s business up to the Separation Date.

Paul Moore

On July 18, 2022, the Company and Zymeworks Biopharmaceuticals Inc., a subsidiary of the Company, entered into an employment agreement with Dr. Moore setting forth the terms and conditions of his employment as Chief Scientific Officer of the Company (the “Initial Employment Agreement”). In connection with Dr. Moore’s planned relocation from the United States to Canada, the Company and our subsidiary Zymeworks BC Inc. entered into an amended and restated employment agreement with Dr. Moore (the “Moore Employment Agreement”) that supersedes and replaces the Initial Employment Agreement. The Moore Employment Agreement does not have a stated term.

Pursuant to the Moore Employment Agreement, Dr. Moore is entitled to the following compensation and benefits:

•

An annual base salary of $465,000, with eligibility to earn an annual discretionary bonus of up to 45% of his annual base salary, based upon the achievement of certain Company goals determined by the Board of Directors. Dr. Moore’s current annual base salary is $495,000 and his target annual discretionary bonus remains at 45% of his annual base salary;

•

Eligibility to participate in our employee benefit plans, policies and arrangements, as well as reimbursement for certain fees and costs related to membership in certain professional associations and professional development;

•

Reimbursement of relocation expenses up to a maximum of $200,000, grossed-up to offset the impact of any taxes on such payment, for reasonable and customary moving expenses that Dr. Moore incurs within eighteen months of his July 18, 2022 start date in connection with his relocation to the Vancouver, British Columbia metropolitan area, as contemplated in the Initial Employment Agreement;

•

A tax equalization payment if Dr. Moore is subject to income taxation in Canada in a given year equal to the difference between (i) the sum of total Canadian taxes plus any U.S. federal, state and local income taxes, that Dr. Moore is or would be obligated to pay for an applicable tax year, and (ii) the amount of U.S. federal, state and local tax liability had Dr. Moore worked in the United States for the entire tax year. Any tax equalization payment will be grossed-up to offset the impact of taxes on such payment;

•	Provision of tax preparation support or reimbursement of up to $5,000 per year for additional tax preparation expenses of Dr. Moore for a period of two years from his July 18, 2022 start date;

•

If we terminate Dr. Moore’s employment without cause during his first three years of employment, then Dr. Moore will be eligible to receive twelve months of notice or the equivalent of twelve months of base salary as of the date notice is given, or any combination thereof that totals twelve months of combined notice and base salary. Commencing in the fourth year of his employment, if we terminate Dr. Moore’s employment without cause, Dr. Moore will be eligible to receive an additional one month of notice or the equivalent of one month of base salary as of the date notice is given, or any combination thereof, for each additional completed year of service, up to a total maximum of eighteen months. Dr. Moore will also be eligible for continuation of group health and dental benefits through the applicable notice period to the extent permitted by any applicable benefit plan; Such payments will be subject to Dr. Moore entering into a valid separation and release agreement with us;

•

If Dr. Moore’s employment is terminated by us without cause on or within twelve months following a change of control (as defined in the Moore Employment Agreement), Dr. Moore will be eligible to receive as severance (x) eighteen months continued base salary following termination, (y) group extended health and dental benefits as of the date of termination for eighteen months, and (z) full vesting acceleration of all unvested and outstanding stock options or other equity grants as of the date of termination. Such payments will be subject to Dr. Moore entering into a valid separation and release agreement with us; and

•

In addition, the Moore Employment Agreement requires Dr. Moore, among other things, not to compete, either directly or indirectly, with us while employed by us and for up to six months following the termination of his employment with us. The Moore Employment Agreement also requires Dr. Moore not to solicit our employees to terminate their relationship with us while he is employed by us and for up to one year following the termination of his employment with us.

Equity Compensation Plan Information

Under our Original Plan, upon a transaction in which equity securities representing more than 66 2/3% of our common stock are sold (a “substantial sale”), if the purchaser offers to buy out options, the options must be sold to the purchaser at a purchase price equal to (x) the price per share in the transaction (calculated in accordance with the terms of the Original Plan) minus the exercise price per share, multiplied by (y) the number of shares then exercisable under the option. If the option holders do not sell their options to the purchaser, such options will terminate upon completion of the substantial sale.

Under our Equity Compensation Plan and our Inducement Plan, in connection with a change of control (as defined in the applicable plan), our Board of Directors or the committee to which our Board of Directors has delegated authority to administer the applicable plan (either, the “Administrator”) has the right to provide for the conversion or exchange of any outstanding awards into or for options, rights or other securities in any entity participating in or resulting from a change of control, cash or other property. If we enter into an agreement for a transaction that, if completed, would result in a change of control, or otherwise become aware of a pending change of control, we will give written notice to the award holders regarding the potential change of control and a description of the effect of the change of control on outstanding awards at least seven (7) days prior to the closing of change of control.

Under our Equity Compensation Plan and Inducement Plan, the Administrator may, in its discretion, accelerate the vesting and/or expiration date of any or all outstanding awards in connection with the change of control to provide that such designated awards shall be fully vested and any options not exercised within the specified period will be terminated after the completion of the change of control. If the change of control would also result in a capital reorganization, arrangement, amalgamation or reclassification of our share capital (and if the vesting and expiration of the awards has not been accelerated as contemplated by the prior sentence), upon completion of the change of control, the number and kind of shares subject to outstanding awards and, if applicable, the exercise price per share of options shall be appropriately adjusted (including by substituting the awards for awards with respect to securities in any successor entity to us) in such manner as the Administrator considers equitable to prevent substantial dilution or enlargement of the rights granted to Award holders. The Administrator also may make changes to the terms of the awards or the Equity Compensation Plan or Inducement Plan to the extent necessary or desirable to comply with any rules, regulations or policies of any stock exchange on which any of our securities may be listed, provided that the value of previously granted awards and the rights of award holders are not materially adversely affected by any such changes. In addition, in the event of a potential change of control, the Administrator may, in its sole discretion, modify the terms of the plan and/or the awards to assist the participants to tender into a take-over bid or other transaction leading to a change of control, including the authority to allow participants to conditionally exercise options.

Risk Management

As part of its normal practice, the compensation committee evaluates the risk-taking incentives created by our compensation programs, policies and practices and has concluded that such programs, policies and practices are not reasonably likely to have a material adverse effect on the Company.

Equity Compensation Plan Information

The following table sets forth summary information relating to our Equity Compensation Plan, employee share purchase plan, as amended (the “ESPP”), the Original Plan and the Inducement Plan as of December 31, 2023:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights(1)		Weighted average exercise price of outstanding options, warrants, and rights(2)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column a)
	(a)		(b)		(c)
Equity compensation plans approved by security holders
Equity Compensation Plan	7,136,255	(3)	$12.99	(4)	4,594,639
ESPP	—		—		2,029,328
Original Plan	493,878		$17.07	(5)	$12.65
Equity compensation plans not approved by security holders
Inducement Plan	700,000		$12.36		50,000

(1)	Includes restricted stock units.
(2)	Does not include restricted stock units, which do not have an exercise price.
(3)

The original maximum number of common shares reserved for issuance under the Equity Compensation Plan as of June 7, 2018, was 5,686,097. Beginning in 2019 and ending in 2028, this maximum number may be increased on the first day of each calendar year by up to 4.0% of the number of outstanding shares on the last day of the immediately preceding calendar year.

(4)

Stock options granted under the Equity Compensation Plan are granted with exercise prices in both Canadian dollars and U.S. dollars. As of December 31, 2023, there were 6,364,842 outstanding stock options under the Equity Compensation Plan, consisting of 995,600 stock options with a weighted average exercise price of C$17.98 ($13.32 based on the U.S. dollar per Canadian dollar exchange rate of 0.7409, which was the average annual Bank of Canada exchange rate for 2023) and 5,369,242 stock options with a weighted average exercise price of $12.45.

(5)

Stock options granted under the Original Plan were granted with exercise prices in Canadian dollars. As of December 31, 2023, there were 493,878 outstanding stock options under the Original Plan, with a weighted average exercise price of C$17.07 ($12.65 based on the U.S. dollar per Canadian dollar exchange rate of 0.7409, which was the average annual Bank of Canada exchange rate for 2023).

Inducement Plan

Our Inducement Plan was adopted by our Board of Directors in January 2022, and was amended and restated in October 2022 and July 2024. The Inducement Plan was adopted without stockholder approval pursuant to the NYSE listing rules related to inducement plans, which are substantially similar to the Nasdaq rules related inducement plans. The Inducement Plan allows for the grant of options, grant restricted stock, restricted stock units and other share-based awards. The terms of the Inducement Plan are substantially similar to those of the Equity Compensation Plan, including with respect to treatment of awards in connection with a change of control, as described above. However, in accordance with the exemption requirements under Nasdaq rules, awards under the Inducement Plan may only be made to employees of our Company or our subsidiaries to whom the grant of the award is a material inducement to the individual’s entering into employment with us in accordance with such rules.

Pay Versus Performance

In accordance with rules adopted by the SEC pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, we provide the following disclosure regarding executive compensation for our principal executive officers (“PEOs” and each, a “PEO”) and our other named executive officers (our “Non-PEO NEOs”) and Company performance for the fiscal years listed below. The compensation committee did not consider the pay versus performance disclosure below in making its pay decisions for any of the years shown.

Year	Summary Compensation Table Total for PEO 1(1) ($)	Summary Compensation Table Total for PEO 2(1) ($)	Compensation Actually Paid to PEO 1(1)(2)(3) ($)	Compensation Actually Paid to PEO 2(1)(2)(3) ($)	Average Summary Compensation Table Total for Non-PEO NEOs(1) ($)	Average Compensation Actually Paid to Non-PEO NEOs(1)(2)(3) ($)	Value of Initial Fixed $100 Investment based on Total Shareholder Return (“TSR”)(4) ($)	Net Income ($ Millions)
2023	—	3,374,876	—	4,374,585	1,666,596	2,084,555	21.98	(118.7)
2022	964,243	7,125,457	(1,591,297)	4,508,972	1,561,707	1,223,936	16.63	124. 3
2021	5,110,637	—	(5,886,442)	—	2,110,702	(1,122,209)	34.68	(211.8)

(1)

Ali Tehrani (PEO 1) served as our President and Chief Executive Officer during all of Company fiscal year 2021 and until his resignation, which was effective as of January 15, 2022. Therefore, Dr. Tehrani was our PEO in fiscal years 2021 and 2022. Kenneth Galbraith (PEO 2) commenced employment as our President, Chief Executive Officer, and Chair of the Board of Directors on January 15, 2022, served as our Chief Executive Officer and Chair of the Board of Directors from August 4, 2022, until June 30, 2023, and has served as our President, Chief Executive Officer and Chair of the Board of Directors from June 30, 2023 through the end of 2023, and therefore was also our PEO during our fiscal years 2022 and 2023. The individuals comprising the Non-PEO NEOs for each year presented are listed below.

2021	2022	2023
Neil Klompas	Neil Klompas	Neil Klompas
Neil Josephson	Chris Astle	Chris Astle
Anthony Polverino		Paul Moore
James Priour
Diana Hausman

(2)

The amounts shown for Compensation Actually Paid have been calculated in accordance with Item 402(v) of Regulation S-K and do not reflect compensation actually earned, realized, or received by the Company’s NEOs. These amounts reflect the Summary Compensation Table Total with certain adjustments as described in footnote 3 below.

(3)

Compensation Actually Paid reflects the exclusions and inclusions of certain amounts for the PEOs and the Non-PEO NEOs as set forth below for our fiscal year 2023. The Company does not sponsor any defined benefit or actuarial pension arrangements, and therefore no exclusions or exclusions for such items are reflected in the table below. Equity values are calculated in accordance with FASB ASC Topic 718. Amounts in the Exclusion of Stock Awards and Option Awards column are the totals from the Stock Awards and Option Awards columns set forth in the Summary Compensation Table.

Year	Summary Compensation Table Total for PEO 2 ($)	Exclusion of Stock Awards and Option Awards for PEO 2 ($)	Inclusion of Equity Values for PEO 2 ($)	Compensation Actually Paid to PEO 2 ($)
2023	3,374,876	(2,338,627)	3,338,336	4,374,585

Year	Average Summary Compensation Table Total for Non-PEO NEOs ($)	Average Exclusion of Stock Awards and Option Awards for Non-PEO NEOs ($)	Average Inclusion of Equity Values for Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs ($)
2023	1,666,596	(705,179)	1,123,138	2,084,555

The amounts in the Inclusion of Equity Values for our fiscal year 2023 in the tables above are derived from the amounts set forth in the following tables:

Year	Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for PEO 2 Granted in a Prior Fiscal Year ($)	Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for PEO 2 ($)	Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in a Prior Year that Vested During Year for PEO 2 ($)	Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year for PEO 2 ($)	Value of Dividends or Other Earnings Paid on Equity Awards Prior to the Vesting Date Not Otherwise Included for PEO 2 ($)	Total - Inclusion of Equity Values for PEO 2 ($)
2023	2,974,269	374,983	—	(10,916)	—	—	3,338,336

Year	Average Year-End Fair Value of Equity Awards Granted During Year That Remained Outstanding and Unvested as of Last Day of Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Last Day of Year of Outstanding and Unvested Equity Awards for Non-PEO NEOs Granted in a Prior Fiscal Year ($)	Average Vesting- Date Fair Value of Equity Awards Granted During Year that Vested During Year for Non-PEO NEOs ($)	Average Change in Fair Value from Last Day of Prior Year to Vesting Date of Unvested Equity Awards Granted in a Prior Year that Vested During Year for Non-PEO NEOs ($)	Average Fair Value at Last Day of Prior Year of Equity Awards Granted in a Prior Year Forfeited During Year for Non-PEO NEOs ($)	Average Value of Dividends or Other Earnings Paid on Equity Awards Prior to the Vesting Date Not Otherwise Included for Non-PEO NEOs ($)	Total - Average Inclusion of Equity Values for Non-PEO NEOs ($)
2023	975,517	200,854	—	(53,233)	—	—	1,123,138

(4)

Assumes $100 was invested in the Company for the period starting December 31, 2020, through the end of the listed year. Historical stock performance is not necessarily indicative of future stock performance.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Company Total Shareholder Return (“TSR”)

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and the Company’s cumulative TSR over the three most recently completed fiscal years.

Relationship Between PEO and Non-PEO NEO Compensation Actually Paid and Net Income

The following chart sets forth the relationship between Compensation Actually Paid to our PEOs, the average of Compensation Actually Paid to our Non-PEO NEOs, and our net income during the three most recently completed fiscal years.

DIRECTOR COMPENSATION

The written charter of our compensation committee provides that the compensation committee will review compensation for members of our Board of Directors on at least an annual basis, taking into account their responsibilities and time commitment and information regarding the compensation paid at peer companies. The compensation committee will make recommendations to our Board of Directors with respect to changes to our approach to director compensation as it considers appropriate.

In November 2022, the compensation committee worked with Aon to update prior competitive assessments of our board of director compensation program. Based on these findings, in November 2022, the compensation committee recommended, and the Board of Directors approved, the following changes to the cash and equity compensation of non-employee directors:

•

The cash component for Board of Directors and committee membership was maintained at the 2022 levels, with the exception that the cash retainer fee for service as chair of the compensation committee was increased from $10,000 to $12,000, the cash retainer fee for service as a member of the compensation committee was increased from $5,000 to $6,000, the cash retainer fee for service as chair of the nominating and corporate governance committee increased from $7,500 to $8,500, and the cash retainer fee for service as a member of the nominating and corporate governance committee was increased from $3,750 to $4,250 (in each case effective January 2023);

•

The initial option grant for new directors, to be granted on or about the time of the director joining the Board of Directors, was changed from 40,000 to 50,000 options, with the vesting schedule remaining as 1/36th of the options vesting on each monthly anniversary of the grant date, subject to the director’s continued service (effective November 2022); and

•

The annual equity grant to directors, to be granted at or about the time of our annual meeting of stockholders, was changed from 20,000 options to 25,000 options, with the vesting schedule remaining 100% of the options vesting on the date of the next year’s annual meeting of stockholders, subject to the director’s continued service through such date (effective November 2022).

In May 2023, the Board of Directors approved, with input from the compensation committee and nominating and corporate governance committee, certain amendments to our Board of Directors compensation program to provide for: (i) full acceleration of vesting of options granted as annual equity awards in connection with our 2022 annual meeting of stockholders for directors departing on or after the restatement of the policy on May 24, 2023 and at or prior to the 2023 annual meeting of stockholders, (ii) pro rata acceleration of vesting of options granted as annual equity awards in connection with the 2023 annual meeting of stockholders for directors departing after the 2023 annual meeting of stockholders but at or before our 2024 annual meeting of stockholders, with the pro rata acceleration determined based on the number of full or partial months served as a non-employee director on and after the 2023 annual meeting of stockholders date, and (iii) extension of the post-termination exercise period for vested options held by departing directors to three years following the director’s cessation of service (or, if earlier, upon the expiration of the option).

In November 2023, the compensation committees worked with Aon to again update prior competitive assessments of our board of director compensation program. Based on these findings, in November 2023, the compensation committee recommended certain changes to the non-employee director compensation program.

In December 2023, the Board of Directors approved, following its annual assessment of the director compensation program and including its consideration of the input and recommendations from the compensation committee, the following changes to the cash and equity compensation of non-employee directors (as amended, the “Amended and Restated Director Compensation Policy”), which changes adjust the director compensation program to more closely align with the non-employee director compensation practices of the Company’s peer group:

•

Beginning January 1, 2024, the annual cash retainer fee for service as chair of the audit committee will be increased from $15,000 to $20,000, the annual cash retainer fee for service as a member of the audit committee will be increased from $7,500 to $10,000, the annual cash retainer fee for service as chair of the compensation committee will be increased from $12,000 to $15,000, the annual cash retainer fee for service as a member of the compensation committee will be increased from $6,000 to $7,500, the annual cash retainer fee for service as chair of the nominating and corporate governance committee will be increased from $8,500 to $10,000, the annual cash retainer fee for service as a member of the nominating and corporate governance committee will be increased from $4,250 to $5,000;

•

Effective immediately, the initial option grants for new non-employee directors, to be granted on or about the time of the director joining the Board of Directors, were changed from options to purchase 50,000 shares of Company common stock to options to purchase 74,000 shares of Company common stock, with the vesting schedule remaining as 1/36th of the shares subject to the option vesting on each monthly anniversary of the grant date, subject to the director’s continued service; and

•

Effective immediately, the annual equity grant to continuing non-employee directors, to be granted at or about the time of our annual meeting of stockholders, was changed from options to purchase 25,000 shares of Company common stock to 37,000 shares, with the vesting schedule remaining 100% of the shares subject to the option vesting on the date of the next year’s annual meeting of stockholders, subject to the optionee’s continued service through such date.

Following the recommendation of the compensation committee, the Board of Directors also determined to not implement stock ownership guidelines at this time. No other changes to board of director compensation were made for 2023.

Cash Compensation for Directors

In 2023, we provided the below annual cash retainer fees for service on our Board of Directors and committees. The fees for service on committees are in addition to the annual retainer fees for service on the Board of Directors.

	Effective January 1, 2023	Effective January 1, 2024
	Amount ($)	Amount ($)
Board of Directors:
Member	40,000	40,000
Lead Independent Director	65,000	65,000
Audit Committee:
Member	7,500	10,000
Chair	15,000	20,000
Compensation Committee:
Member	6,000	7,500
Chair	12,000	15,000
Nominating and Corporate Governance Committee:
Member	4,250	5,000
Chair	8,500	10,000
Research and Development Committee:
Member	6,000	6,000
Chair	15,000	15,000

Cash retainer fees were amended in December 2023 as discussed above.

Equity Compensation for Directors

Beginning from December 2023, new non-employee directors will be granted an initial option grant to purchase 74,000 shares of common stock, to be granted on or about the time such director joins the Board of Directors, with a vesting schedule of 1/36th of the options vesting on each monthly anniversary of the grant date, subject to the optionee’s continued service through such date.

In addition, non-employee directors will be granted an annual option grant to purchase 37,000 shares of common stock, to be granted at or about the time of the Company’s annual meeting of stockholders, with a vesting schedule of 100% of the options vesting on the date of the next year’s annual meeting of stockholders, subject to the optionee’s continued service through such date.

Upon cessation of a non-employee director’s continued service, each outstanding stock option held by such director is subject to (i) full acceleration of vesting of options granted as annual equity awards in connection with our 2022 annual meeting of stockholders for directors departing on or after May 24, 2023 and at or prior to the 2023 annual meeting of stockholders held on December 7, 2023 and (ii) pro rata acceleration of vesting of options granted as annual equity awards in connection with the 2023 annual meeting of stockholders for directors departing after the 2023 annual meeting of stockholders, but at or before our 2024 annual meeting of stockholders, with the pro rata acceleration determined based on the number of full or partial months served as a non-employee director on and after the 2023 annual meeting of stockholders date.

In addition, the post-termination exercise period for vested options held by departing directors is extended to three years following the director’s cessation of service (or, if earlier, upon the expiration of the option).

Expense Reimbursement

Each member of our Board of Directors is also entitled to reimbursement for reasonable travel and other expenses incurred in connection with attending board meetings and meetings for any committee on which he or she serves. These amounts are not included in the table above.

Director Compensation Table

The following table presents the compensation awarded to, earned by or paid to our directors (other than Mr. Galbraith, whose compensation is provided in the Summary Compensation Table above) for the year ended December 31, 2023. Dr. Cesano, Dr. Gallagher and Mr. Platshon are not included in the table below as they did not join the Board of Directors until 2024. We do not currently have director compensation in the form of share-based awards (other than stock options), non-equity incentive plan compensation or non-qualified deferred compensation.

Name	Fees Earned or Paid in Cash ($)		Option Awards ($)(1)(2)	All Other Compensation		Total ($)
Carlos Campoy	25,875		483,094	—		508,969
Troy M. Cox	51,077		212,754	—		263,831
Nancy Davidson	4,333	(3)	436,683	—		441,016
Kenneth Hillan	53,788		212,754	—		266,542
Susan Mahony	49,072		212,754	—		261,826
Derek J. Miller	29,480		504,121	21,545	(4)	555,146
Kelvin Neu(5)	49,703		212,754	—		262,457
Hollings C. Renton	51,245		212,754	—		263,999
Natalie Sacks	29,391		—	—		29,391
Lota Zoth	84,845		—	—		84,845

(1)

The amounts set forth in this column reflect the aggregate grant date fair value for option awards computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation. See Note 2 to the “Notes to Consolidated Financial Statements - Summary of Significant Accounting Policies - Stock-Based Compensation” and Note 10(e) “Notes to Consolidated Financial Statements - Stockholders’ Equity Stock- Based Compensation” included in our Annual Report on Form 10-K for our year ended December 31, 2023.

(2)

As of December 31, 2023, directors held the following number of options to purchase Company common shares: (i) Mr. Campoy, 87,000; (ii) Mr. Cox, 110,000; (iii) Dr. Davidson, 74,000; (iv) Dr. Hillan, 121,425; (v) Dr. Mahony, 110,000; (vi) Mr. Miller, 87,000; (vii) Dr. Neu, 71,000; (viii) Mr. Renton, 121,425; (ix) Dr. Sacks, 78,140; and (x) Ms. Zoth, 86,117.

(3)

In 2023, cash compensation for non-employee directors was paid in advance for directors serving on the Board of Directors at the beginning of each of the first, second, third and fourth quarters of 2023. In the fourth quarter of 2023, the Board of Directors changed the cash compensation approach such that, going forward, cash compensation would be payable quarterly in arrears. As a result of this change, the amount included in this column for Dr. Davidson reflects the pro-rated cash compensation earned during the fiscal year ended December 31, 2023 by Dr. Davidson.

(4)

Mr. Miller provided consulting services to us pursuant to the Consulting Agreement (as defined above under “Governance – Board of Directors – Director Independence”) the Company entered into with Derek J Miller Consulting LLC, a limited liability company owned by Derek Miller in May 2022. The amounts set forth above reflect consulting fees paid to Mr. Miller for the year ended December 31, 2023. In total, we have paid Mr. Miller an aggregate of approximately $36,000 for such consulting services, of which (i) approximately $22,000 was paid for services rendered prior to Mr. Miller’s appointment to the Board of Directors and (ii) approximately $14,000 was paid for services rendered since Mr. Miller joined the Board of Directors. In October 2023, we entered into a Termination of Consulting Agreement and Further Amended and Restated Statement of Work #1 with Derek J Miller Consulting LLC, which provided for, among other things, the termination of the Consulting Agreement effective as of November 30, 2023.

(5)

Dr. Neu joined the Company’s Board of Directors in March 2020. Dr. Neu was an employee of Baker Bros. Advisors LP until January 2021. Pursuant to the terms of Dr. Neu’s employment by Baker Brothers Advisors LP, the options granted to him in 2020 were, and will continue to be, beneficially owned by Baker Bros. Advisors LP.

Compensation Committee Interlocks and Insider Participation

Mr. Renton, Ms. Zoth, Dr. Davidson and Dr. Mahony served as members of the compensation committee in 2023, with Mr. Renton serving as chair of the committee. None of our compensation committee members is currently, or has been within the last completed fiscal year, one of our officers or employees or had any relationship with respect to the Company requiring disclosure under Item 404 of Regulation S-K. None of our executive officers currently serve, or have served during the last completed fiscal year, as a member of the Board of Directors or on the compensation committee (or other board committee performing equivalent function) of another entity where one of such entity’s executive officers served as a director or on the compensation committee of the Company.

OTHER MATTERS

Stockholder Proposals or Director Nominations for 2025 Annual Meeting

If a stockholder would like us to consider including a proposal in our proxy statement for our 2025 annual meeting pursuant to Rule 14a-8 of the Exchange Act, then the proposal must be received by our corporate secretary at our principal executive offices on or before July 1, 2025. In addition, stockholder proposals must comply with the requirements of Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to:

Zymeworks Inc.

Attention: Corporate Secretary

108 Patriot Drive, Suite A

Middletown, Delaware 19709

Our amended and restated bylaws also establish an advance notice procedure for stockholders who wish to nominate a director, or present a proposal without seeking to include it in our proxy statement. In order to be properly brought before our 2025 annual meeting, the stockholder must provide timely written notice to our corporate secretary, at our principal executive offices, and any such proposal or nomination must constitute a proper matter for stockholder action. The written notice must contain the information specified in our amended and restated bylaws. To be timely, a stockholder’s written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern Time, on August 12, 2025, and

•	no later than 5:00 p.m., Eastern Time, on September 11, 2025.

In the event that we hold our 2025 annual meeting more or less than 25 days after the one-year anniversary of this year’s annual meeting, then such written notice must be received by our corporate secretary at our principal executive offices:

•	no earlier than 8:00 a.m., Eastern Time, on the 120th day prior to the day of our 2025 annual meeting, and

•

no later than 5:00 p.m., Eastern Time, on the later of (i) the 90th day prior to the day of such annual meeting or, (2) if the first public announcement of the date of such annual meeting is less than 100 days prior to the date of such annual meeting, the 10th day following the day on which public announcement of the date of the annual meeting was first made by us.

If a stockholder who has notified us of his, her or its intention to present a proposal at an annual meeting of stockholders does not appear to present his, her or its proposal at such annual meeting, then we are not required to present the proposal for a vote at such annual meeting.

Availability of Bylaws

A copy of our amended and restated bylaws may be obtained by accessing our filings on the SEC’s website at www.sec.gov. You may also contact our corporate secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

2023 Annual Report

Our financial statements for our fiscal year ended December 31, 2023 are included in our annual report, which we will make available to stockholders at the same time as this proxy statement. Our proxy materials and our annual report are posted on our website at www.zymeworks.com and are available from the SEC at its website at

www.sec.gov. You may also obtain a copy of our annual report, free of charge, by sending a written request to Zymeworks Inc., 108 Patriot Drive, Suite A, Middletown, Delaware 19709, Attention: Investor Relations.

Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement, and references to our website address in this proxy statement are inactive textual references only.

APPROVAL

The contents and the sending of this proxy statement have been approved by the Board of Directors of the Company.

DATED as of October 29, 2024.
By Order of the Board of Directors

/s/ Kenneth Galbraith
Kenneth Galbraith
Chair of the Board of Directors, Chief Executive Officer and President

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. Your vote matters - here's how to vote! You may vote online or by phone instead of mailing this card. Votes must be received by 11:59 p.m. ET, on December 9, 2024 for shares held directly and by 11:59 pm ET on December 5, 2024 for shares held via Shareworks Online Go to www.investorvote.com/ZYME or scan the QR code - login details are located in the shaded bar below. Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada or toll 1-781-575-2300 if outside these areas. 2024 Annual Meeting Proxy Card IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. AProposals - The Board of Directors recommends a vote FOR all the nominees listed and FOR Proposals 2 - 3. 1. Election of Directors:+ 01-Kenneth Galbraith 02- Susan Mahony 03-Kelvin Neu 04-Scott Platshon Mark here to vote Mark here to WITHHOLDFor All EXCEPT-To withhold authority to vote for any nominee(s),FOR all nominees vote from all nomineeswrite the name(s) of such nominee(s) below. _____________________________________________________________________ 2. Advisory vote on the compensation of our named For Against Abstain 3. Ratification of the appointment of KPMG LLP, chartered For Against Abstainexecutive officersprofessional accountants, as auditors for the year endingDecember 31, 2024 BAuthorized Signatures - This section must be completed for your vote to count. Please date and sign below. Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) - Please print date below. Signature 1 - Please keep signature within the box.Signature 2 - Please keep signature within the box. 1 U P X + 041FWC

2024 Annual Meeting of Stockholders of Zymeworks Inc. December 10, 2024, 9:00 a.m. Eastern Time Prospect Park Studio 810 Seventh Avenue New York, NY 10019 Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.investorvote.com/ZYME IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Proxy - Zymeworks Inc.+ Notice of 2024 Annual Meeting of Stockholders of Zymeworks Inc. Proxy Solicited by Board of Directors for Annual Meeting - December 10, 2024 The undersigned stockholder(s) hereby appoint(s) Kenneth Galbraith and Leone Patterson, or any of them, as proxies, each with the power to appoint his or her substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of common stock of ZYMEWORKS INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholders to be held at 9 a.m. Eastern Time on December 10, 2024 or at any postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. The above named proxies are authorized to vote in their discretion upon such other business as may properly come before the meeting or any postponement or adjournment thereof. (Continued and to be signed on reverse side) CNon-Voting Items Change of Address - Please print new address below.Comments - Please print your comments below.+

8th Floor, 100 University Avenue Toronto, Ontario M5J 2Y1 www.computershare.com

Mr A Sample Designation (if any) Add1 Add2 add3 add4 add5 add6	000001	Security Class EXCHANGEABLE SHARES (Beneficiary Voting of Special Voting Preferred Stock) Holder Account Number C1234567890 IND

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Form of Voting Instruction Card—Annual Meeting of Stockholders to be held on December 10, 2024

This Form of voting instruction card is solicited by and on behalf of Management.

Notes

1.

Computershare Trust Company of Canada, as share trustee under the Voting and Exchange Trust Agreement entered into with Zymeworks Inc. and the other parties thereto, will exercise voting rights allocated to the exchangeable shares as instructed in this voting instruction card. If you wish to attend the Meeting and exercise the voting rights allocated to your exchangeable shares directly, you must (1) include the name of such person in the space provided (see reverse), and (2) not have previously given the share trustee instructions on how to exercise the voting rights allocated to your exchangeable shares or have submitted a written revocation of any such previous instructions.

2.

If the securities are registered in the name of more than one owner (for example, joint ownership, trustees, executors, etc.), then all those registered should sign this voting instruction card. If you are voting on behalf of a corporation or another individual you may be required to provide documentation evidencing your power to sign this voting instruction card with signing capacity stated.

3.	This voting instruction card should be signed in the exact manner as the name(s) appear(s) on the card.

4.	If a date is not inserted in the space provided on the reverse of this voting instruction card, it will be deemed to bear the date on which it was mailed to the holder by the share trustee.

5.	If you do not return this card, or if you sign and return this card but do not provide voting instructions, your voting rights will not be exercised, and will not count towards quorum at the meeting.

6.

The voting rights of the securities represented by this voting instruction card will be exercised in favour, or withheld, or exercised against each of the matters described herein, as applicable, in accordance with the instructions of the holder, on any ballot that may be called for. If you have specified a choice with respect to any matter to be acted on, the voting rights of securities will be exercised accordingly.

7.

This voting instruction card confers discretionary authority in respect of amendments or variations to matters identified in the Stockholder Meeting Notice and Proxy Statement or other matters that may properly come before the meeting or any adjournment or postponement thereof, unless prohibited by law.

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8.	This voting instruction card should be read in conjunction with the accompanying documentation provided by the share trustee.

Voting instruction card submitted must be received by 9:00 am Eastern Time on December 6, 2024.

VOTE USING THE TELEPHONE OR INTERNET 24 HOURS A DAY 7 DAYS A WEEK!

• Call the number listed BELOW from a touch tone telephone. 1-866-732-VOTE (8683) Toll Free	• Go to the following web site: www.investorvote.com • Smartphone? Scan the QR code to vote now.

If you vote by telephone or the Internet, DO NOT mail back this voting instruction card.

Voting by mail may be the only method for securities held in the name of a corporation or voting rights being exercised on behalf of another individual.

Voting by mail or by Internet are the only methods by which a holder may request to attend the Meeting and exercise the voting rights allocated to the exchangeable shares directly. Instead of mailing this voting instruction card, you may choose one of the two methods outlined above to exercise the voting rights of this voting instruction card.

To vote by telephone or the Internet, you will need to provide your CONTROL NUMBER listed below.

CONTROL NUMBER  123456789012345

020UUA	CPUQC01.E.INT/000001/i1234

MR SAM SAMPLE	C1234567890 XXX 123

Print the name of the person you are appointing to attend the meeting and exercise the voting rights directly.

VOTING RECOMMENDATIONS ARE INDICATED BY HIGHLIGHTED TEXT OVER OR NEXT TO THE BOXES.

1. Election of Directors

For all	☐	Withhold all	☐	For all except	☐

01. Kenneth Galbraith         02. Susan Mahony         03. Kelvin Neu         04. Scott Platshon

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	For	Against	Abstain

2. Advisory Vote on the compensation of our named executive officers	☐	☐	☐

	For	Against	Abstain

3. Appointment of Auditors	☐	☐	☐

Ratification of the appointment of KPMG LLP, chartered professional accountants, as auditors for the year ending December 31, 2024

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Signature of Holder	Signature(s)	Date
I/We hereby revoke any voting instructions previously given with respect to the Meeting. If no voting instructions are indicated above the voting rights of the exchangeable shares represented by this voting instruction card will not be exercised and will not count towards a quorum at the meeting.		MM/DD/YY

Z Y M Q	3 7 1 6 8 4 X X X X A R 0	9 9 9 9 9 9 9 9 9 9 9 9

    020UVB

QUESTIONS? NEED HELP VOTING? CONTACT US North American Toll Free Number 1.855.476.7981 @E-mail: contactus@kingsdaleadvisors.com Fax: 1.416.867.2339 Toll Free Facsimile: 1.866.545.5580 Outside North America, Banks and Brokers Call Collect or Text: 1,437.561.5034 KINGSDALE KIN Advisors 2 3 e